Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

dated as of

June 11, 2017

by and among

SYNAPTICS INCORPORATED,

LAKESTAR SEMI, INC.,

CNXT HOLDINGS, INC.

and

CONEXANT SYSTEMS, LLC

3.18	Environmental Matters	40

3.19	Absence of Changes	41

3.20	Affiliate Agreements	41

3.21	Intellectual Property	42

3.22	Permits	45

3.23	Customers and Vendors	45

3.24	Solvency	45

3.25	No Outside Reliance	46

3.26	Anticorruption Laws	46

3.27	Export Control Laws	47

3.28	Importation of Products	47

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF LAKESTAR AND SELLER		47

4.1	Corporate Organization of Lakestar and Seller	47

4.2	Due Authorization	48

4.3	No Conflict	48

4.4	Ownership	48

4.5	Litigation	48

4.6	Brokers’ Fees	49

4.7	Solvency	49

4.8	No Outside Reliance	49

4.9	Investor Suitability	49

4.10	Investment Experience	49

4.11	Purchaser for Own Account	50

4.12	Acknowledgements	50

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER		50

5.1	Corporate Organization	50

5.2	Due Authorization	50

5.3	No Conflict	51

5.4	Litigation and Proceedings	51

5.5	Governmental Authorities; Consents	51

5.6	Financial Ability	51

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5.7	Brokers’ Fees	52

5.8	Solvency; Company After the Closing	52

5.9	No Outside Reliance	52

5.10	Purchaser Securities	53

5.11	SEC Reports; Listing	53

5.12	Purchaser Financial Statements	53

5.13	Capitalization	53

ARTICLE VI. COVENANTS OF THE COMPANY		54

6.1	Conduct of Business	54

6.2	Inspection	56

6.3	Required Company Information	57

6.4	Acceptance of Purchaser Offer of Employment	59

6.5	Employee Agreements and Consents	59

6.6	Transferred Assets	59

6.7	Intellectual Property Matters	59

6.8	Termination of Certain Agreements	59

ARTICLE VII. COVENANTS OF PURCHASER		59

7.1	Indemnification and Insurance	59

7.2	Employee Matters	61

7.3	Closing Date Borrowings	62

7.4	Resale Shelf Registration Statement	63

ARTICLE VIII. JOINT COVENANTS		63

8.1	Support of Transaction	63

8.2	HSR Act and Regulatory Approvals	63

8.3	Potential IP Transaction	64

8.4	Tax Matters	65

8.5	Non-Solicitation; No Hire; Non-Disparagement	69

ARTICLE IX. CONDITIONS TO OBLIGATIONS		70

9.1	Conditions to Obligations of Purchaser, Seller and the Company	70

9.2	Conditions to Obligations of Purchaser	70

9.3	Conditions to the Obligations of the Company and Seller	71
ARTICLE X. TERMINATION/EFFECTIVENESS		72

3

10.1	Termination	72

10.2	Effect of Termination	73

ARTICLE XI. INDEMNIFICATION		74

11.1	Survival of Representations, Warranties and Covenants	74

11.2	Indemnification	74

11.3	Third Party Claim Procedures	76

11.4	Direct Claim Procedures	77

11.5	Limitations on Indemnification Liability	78

11.6	Indemnification Sole and Exclusive Remedy	81

11.7	Release of Escrow	82

ARTICLE XII. MISCELLANEOUS		82

12.1	Waiver	82

12.2	Notices	83

12.3	Assignment	84

12.4	Rights of Third Parties	84

12.5	Expenses	85

12.6	Governing Law	85

12.7	Captions; Counterparts	85

12.8	Schedules and Annexes; Certain Notices	85

12.9	Entire Agreement	86

12.10	Amendments	86

12.11	Publicity	86

12.12	Severability	86

12.13	Jurisdiction; WAIVER OF TRIAL BY JURY	87

12.14	Enforcement	87

12.15	Non-Recourse	88

12.16	Acknowledgement and Waiver	88

4

ANNEXES

Annex A	Net Working Capital
Annex B	Form of Escrow Agreement
Annex C	Form of Employee Agreement and Consent

SCHEDULES

Schedule 1.1(a)	Definitions
Schedule 1.1(b)	Leased Real Property
Schedule 1.1(c)	Permitted Liens
Schedule 1.3	Lakestar and Seller Knowledge Parties
Schedule 3.2	Subsidiaries
Schedule 3.4	No Conflict
Schedule 3.5	Governmental Authorities; Consents
Schedule 3.6	Capitalization
Schedule 3.7	Financial Statements
Schedule 3.8	Undisclosed Liabilities
Schedule 3.9	Litigation and Proceedings
Schedule 3.10	Compliance with Laws
Schedule 3.11	Contracts; No Defaults
Schedule 3.12	Company Benefit Plans
Schedule 3.13	Labor Matters
Schedule 3.14	Taxes
Schedule 3.15	Brokers’ Fees
Schedule 3.16	Insurance
Schedule 3.18	Environmental Matters
Schedule 3.19	Absence of Changes
Schedule 3.20	Affiliate Agreements
Schedule 3.21	Intellectual Property
Schedule 3.22	Permits
Schedule 3.23	Customer and Vendors
Schedule 3.28	Importation of Products
Schedule 4.3	No Conflict
Schedule 4.6	Brokers’ Fees
Schedule 6.1	Conduct of Business
Schedule 6.6	Transfer of Assets
Schedule 6.8	Termination of Certain Agreements
Schedule 7.2(d)	Employee Matters
Schedule 8.3	Potential IP Transaction
Schedule 8.4(g)	Purchase Price Allocation

5

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of June 11, 2017, is entered into by and among Synaptics Incorporated, a Delaware corporation (“Purchaser”), Lakestar Semi, Inc., a Delaware corporation (“Lakestar”), CNXT Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Lakestar (“Seller”), and Conexant Systems, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, prior to the Reorganization (as defined below), the Company was organized as a Delaware corporation, of which Lakestar owned each share of capital stock issued and outstanding as of the date the Company converted into a Delaware limited liability company pursuant to the Reorganization (the “Shares”);

WHEREAS, Lakestar formed Seller for the purpose of effecting the Reorganization;

WHEREAS, prior to the date hereof, Lakestar, Seller and the Company effected a corporate reorganization (the “Reorganization”) pursuant to which: (i) Lakestar contributed the Shares to Seller, (ii) the Company converted its corporate form from a Delaware corporation to a Delaware limited liability company, and (iii) the Company distributed 100% of the equity interests of Conexant, Inc., a Delaware corporation (“Conexant”), and its 1% equity interest in Conexant Systems Private Ltd. (India), to Seller;

WHEREAS, as of the date hereof, Seller owns all of the issued and outstanding limited liability company interests in the Company, which are represented by membership units (each a “Unit”, and collectively, the “Units”); and

WHEREAS, Seller desires to sell the Units to Purchaser, and Purchaser desires to purchase the Units from Seller, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Purchaser, Lakestar, the Company and Seller agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, in each case, that is by or before any Governmental Authority.

“Adjustment Amount” has the meaning specified in Section 2.6(a).

“Adjustment Escrow Amount” means an amount equal to $7,000,000.

“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” has the meaning specified in Section 3.20.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Aggregate Domestic Accrued Vacation Liabilities” has the meaning specified in Section 2.5(b)(vi).

“Aggregate Fully-Diluted Common Units” means a number equal to (a) the aggregate number of Common Units held by Seller immediately prior to the Closing plus (b) a number equal to the quotient of (i) the aggregate number of Vested SARs and Unvested SARs divided by (ii) fifty (50).

“Aggregate SARs Exercise Price” means an amount equal to (a) the sum of the products obtained by multiplying (i) each Vested SAR, and (ii) such Vested SAR’s exercise price, plus (b) the sum of the products obtained by multiplying (i) each Unvested SAR, and (ii) such Unvested SAR’s exercise price.

“Agreement” has the meaning specified in the preamble hereto.

“Anticorruption Laws” has the meaning specified in Section 3.26(a).

“Audited Financial Statements” has the meaning specified in Section 3.7.

“Bulletin 7” means the Tax notice issued by the PRC State Administration of Taxation entitled the “State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises” (State Administration of Taxation Bulletin 2015 No. 7), as may be amended or supplemented from time to time, including any similar or replacement Law on the Tax treatment of the offshore indirect transfer of any China taxable property and including any applicable Laws in the PRC against the avoidance of related Taxes.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Products” has the meaning specified in Section 3.21(h).

“Cash” means, as of any date of determination with respect to the Company and its Subsidiaries, all unrestricted cash and cash equivalents reflected on the financial books of the Company and its Subsidiaries as of such date determined in accordance with GAAP plus $200,000 of long-term restricted cash relating to the cash collateralized letter of credit in connection with the Company’s real property lease for its headquarters at 1901 Main Street, Irvine CA plus any amounts paid or payable by the Company (prior to the Closing Date) or by Seller (prior to, on or after the Closing Date) to Japanese employees of Conexant Systems (Japan) Company Ltd. for accrued vacation liability and long-term accrued severance and earned pension liabilities as a result of being transferred (at Buyer’s request) from Conexant Systems (Japan) Company Ltd. to Conexant Systems LLC or one of its Subsidiaries. For the avoidance of doubt, Cash shall be reduced by checks or drafts written by the Company and its Subsidiaries but not yet cleared and increased by deposits in transits and checks and drafts held for the benefit of the Company and its Subsidiaries but not yet cleared and shall exclude restricted cash relating to the cash collateralized letter of credit or deposit for workers’ compensation.

“Cash Consideration” has the meaning specified in Section 2.2.

“Chinese Capital Gain Tax” means any Tax payable to a Taxing Authority of the PRC pursuant to Circular 698 and
Bulletin 7.

“Closing” has the meaning specified in Section 2.4.

“Closing Adjustment Items” has the meaning specified in Section 2.6(a).

“Closing Amount Per Fully-Diluted Common Unit” means an amount equal to (a) the sum of (i) the Estimated Closing Cash Consideration, plus (ii) the Value of the Purchaser Securities, plus (iii) the Aggregate SARs Exercise Price, divided by (b) the Aggregate Fully-Diluted Common Units.

“Closing Balance Sheet” has the meaning specified in Section 2.6(a).

“Closing Cash Consideration” has the meaning specified in Section 2.6(a).

“Closing Date” has the meaning specified in Section 2.4.

“Closing Date Borrowings” has the meaning specified in Section 5.6.

“Closing Date Cash” means the amount of Cash of the Company and its Subsidiaries as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date.

“Closing Date Indebtedness” means the amount of Indebtedness of the Company and its Subsidiaries that is unpaid and outstanding as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date.

“Closing Date Net Working Capital” means Net Working Capital of the Company and its Subsidiaries, on a consolidated basis, as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date.

“Closing Date Unvested SARs” means any and all SARs that (a) were granted prior to February 27, 2017, and (b) are unvested and outstanding immediately prior to the Closing, in each case, in accordance with the SARs Plan.

“Closing Date Vested SARs” means any and all SARs that are outstanding and vested immediately prior to the Closing, in each case, under the SARs Plan.

“Closing Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (a) Closing Date Net Working Capital, minus (b) the Target Net Working Capital Amount.

“Closing Statement” has the meaning specified in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” means each Unit of the Company that is issued and outstanding immediately prior to the Closing.

“Company” has the meaning specified in the Preamble hereto.

“Company 401(k) Plan” has the meaning specified in Section 7.2(c).

“Company Benefit Plan” has the meaning specified in Section 3.12(a).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Expenses” means, without duplication, the fees and expenses incurred by the Company or any of its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, solely to the extent such fees and expenses are incurred and unpaid as of as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, including (a) the fees and disbursements of outside counsel to the Company or any of its Subsidiaries incurred in connection with the transactions contemplated hereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, and (c) the payment obligations set forth on Schedule 3.12(m). For the avoidance of doubt, (i) Company Expenses shall not include the fees and expenses related to Indebtedness incurred by Purchaser in connection with the transactions contemplated hereby or the fees and expenses of the Company’s outside auditor in connection with the review required by Section 6.3 and (ii) no amount shall be included on the Closing Balance Sheet or in any calculation of Net Working Capital with respect to liabilities for Company Expenses. Further, for the avoidance of doubt, Company Expenses shall take into account as a Company Expense, Seller’s obligation to bear fifty percent (50%) of (w) the fees and expenses of the Escrow Agent pursuant to the Escrow Agreement, (x) all Transfer Taxes incurred by the Company in connection with the transactions contemplated by this Agreement,

(y) all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement and (z) the cost of the D&O Tail Policy, it being understood that to the extent the Company pays all or a portion of any such fees or expenses prior to Closing (and thereby reducing Cash) appropriate adjustments will be made to Estimated Closing Cash Consideration (and, after Closing, Closing Cash Consideration) to reflect the agreement between Seller and the Purchaser to split such fees and expenses one half each.

“Conexant” has the meaning specified in the recitals.

“Confidentiality Agreement” has the meaning specified in Section 12.9.

“Contract” means any legally binding contract, agreement, subcontract, purchase order, indenture, note, bond, loan, lease, sublease, license, sublicense, commitment or other binding arrangement (in each case, whether written or oral) .

“Covered Employees” has the meaning specified in Section 7.2(a).

“Credit Agreement” means the Credit Agreement, dated as of July 12, 2013, among the Company, the other credit parties signatory thereto and QP SFM Capital Holdings LTD., as amended by the Amendment to Credit Agreement, dated as of November 11, 2015, by and among the Company and Quantum Partners LP, and as may be further amended.

“Credit Documents” means the Credit Agreement together with all Loan Documents (as defined in the Credit Agreement).

“D&O Tail Policy” has the meaning specified in Section 7.1(b).

“Damages” means all losses, liabilities, damages, deficiencies, Taxes, penalties, fines, expenses and other reasonable and documented costs and expenses relating thereto (including reasonable and documented expenses of investigation and reasonable and documented attorneys’ fees and expenses in connection with any Action, whether involving a third party claim or a claim solely between the parties hereto).

“Data Room” has the meaning specified in Section 1.2(g).

“Debt Financing” has the meaning specified in Section 6.3(c).

“Debt Financing Cooperation Indemnity” has the meaning specified in Section 6.3(c).

“Deductible Amount” has the meaning specified in Section 11.5(b).

“Deficit Amount” has the meaning specified in Section 2.6(c)(ii).

“Determination Date” has the meaning specified in Section 2.6(b).

“Employee Agreement and Consent” means that certain Employee Agreement and Consent, to be presented to each holder of Vested SARs and Unvested SARs, in the form substantially attached hereto as Annex C.

“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment, including, without limitation, surface water, ground water, sediments, ambient or indoor air, and surface or subsurface soil, any natural resources, or worker health and safety, including the use, storage, emission, treatment disposal or Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 3.18(a).

“Environmental Representations” has the meaning specified in Section 11.1

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Affiliates, would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” has the meaning specified in Section 2.5(b)(ii).

“Escrow Agreement” has the meaning specified in Section 2.5(b)(ii).

“Escrow Amount” means an amount equal to the sum of (a) the Adjustment Escrow Amount and (b) the Indemnification Escrow Amount.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“Estimated Closing Balance Sheet” has the meaning specified in Section 2.3(a).

“Estimated Closing Cash Consideration” has the meaning specified in Section 2.3(a).

“Estimated Closing Date Cash” has the meaning specified in Section 2.3(a).

“Estimated Closing Date Indebtedness” has the meaning specified in Section 2.3(a).

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.3(a).

“Estimated Closing Statement” has the meaning specified in Section 2.3(a).

“Estimated Company Expenses” has the meaning specified in Section 2.3(a).

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (a) Estimated Closing Date Net Working Capital, minus (b) the Target Net Working Capital Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Subsidiaries” means each of (a) Conexant, (b) Brooktree Broadband Holding, Inc., a Delaware corporation, (c) Conexant Systems Private Ltd. (India), an Indian private limited company, (d) Conexant Systems (Japan) Company Ltd., a Japanese limited company, and (e) Conexant Systems Singapore Pte Ltd. (Singapore), a Singapore private limited company.

“Exclusive Remedy Exceptions” has the meaning specified in Section 11.6.

“Export Control Laws” means all applicable Laws relating to the export or re-export of commodities, technologies, or services including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the Code.

“Financial Statements” has the meaning specified in Section 3.7.

“Financing Indemnitees” has the meaning specified in Section 6.3(c).

“Forfeited Unvested SARs Amount” has the meaning specified in Section 2.7.

“Fraud” means willful fraud with intent to deceive committed by a Party hereto with respect to making a representation and warranty expressly contained in Article III (as qualified by the Schedules), Article IV (as qualified by the Schedules) and Article V; provided, that, with respect to the representations and warranties contained in Article III, such willful fraud with intent to deceive of such Party shall only be deemed to exist if any of Jan Johannessen, Saleel Awsare, Trausti Thormundsson, Kurt Hoff, Arvin Khosravi, Kevin O’Connor, Chase Exon, or Cynthia Paul had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by the Company in Article III as qualified by the Schedules were actually breached when made, with the express intention that Purchaser and its Affiliates rely thereon to their respective detriment.

“Funded Debt” means the amount owing to each of the Company’s creditors under the Credit Documents outstanding on the Closing Date immediately prior to Closing.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, or (c) a “passive foreign investment corporation” within the meaning of Code Section 1297.

“Fundamental Representations” has the meaning specified in Section 9.2(a)(i).

“GAAP” means United States generally accepted accounting principles as in effect on the Closing Date, consistently applied.

“Governmental Authority” means any federal, state, provincial, territorial municipal, local, domestic or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, district, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, decree, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, classified or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incorporated Into” has the meaning specified in Section 3.21(h).

“Indebtedness” means, with respect to any Person at any date, without duplication and excluding any obligations or liabilities included in Closing Date Net Working Capital or Company Expenses: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including the deferred and unpaid balance of any seller notes, deferred purchase price obligations or non-competition payments or earnout obligations issued or entered into in connection with any acquisition undertaken by such Person, but excluding trades payable and accrued expenses); (c) all obligations in respect of drawn letters of credit and bankers’ acceptances issued for the account of such Person, in each case, solely with respect to amounts that are actually funded in respect thereof; (d) all capitalized lease liabilities of such Person as determined in accordance with GAAP; (e) net obligations of such Person pursuant to any interest rate protection agreements of such Person (valued on a market quotation basis); (f) all Guaranties of such Person in connection with any of the foregoing; (g) all current unpaid Taxes for a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date); (h) the Aggregate Domestic Accrued Vacation Liabilities; and (i) any accrued but unpaid interest, prepayment premiums or penalties related to any of the foregoing.

“Indemnification Claim” means any claim in respect of which an Indemnified Party is reasonably likely to incur Damages that are indemnifiable pursuant to Article XI.

“Indemnification Escrow Amount” means an amount equal to $16,800,000.

“Indemnification Escrow Funds” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the

Indemnification Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“Indemnified Party” has the meaning specified in Section 11.3(a).

“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means, without duplication, any of the following:

(i) All Taxes of Seller;

(ii) All Taxes of the Company or any Subsidiary of the Company (other than Transfer Taxes (which are governed by clause (iv) below) for (or as provided in Section 8.4(h) attributable to) any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date);

(iii) All Taxes that the Company or any Subsidiary of the Company is liable for (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group during the Pre-Closing Tax Period;

(iv) Seller’s allocable portion of any Transfer Taxes as determined in Section 8.4(b);

(v) All Taxes imposed as a result of any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (a) was received by the Company or any Subsidiary of the Company on or before the Closing Date; (b) was included in the computation of Closing Net Working Capital, as finally determined, or (c) gave rise to a payment to, or for the benefit of Seller, under Section 8.4(f); and

(vi) All Chinese Capital Gains Tax, if any.

Indemnified Taxes shall exclude Taxes to the extent included in the computation of Closing Date Net Working Capital, Company Expenses or Closing Date Indebtedness, in each case, as finally determined pursuant to Section 2.6.

“Indemnitor” means the party required to provide indemnification pursuant to Section 11.2.

“Independent Accountant” has the meaning specified in Section 2.6(b).

“Information or Document Request” means any formal or informal request or demand for the production, delivery or disclosure of documents or other evidence, or formal or informal any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States

Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all worldwide intellectual property rights, including all rights in: (a) patents, utility models, industrial design registrations, applications for any of the foregoing and statutory invention registrations, including all provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions, all inventions disclosed in any of the foregoing and improvements thereto and all rights to claim priority throughout the world (collectively, “Patents”), (b) trademarks, service marks, certification marks, trade dress and trade names, all applications and registrations for any of the foregoing, renewals and extensions thereof and all goodwill associated therewith (collectively, “Trademarks”), (c) copyrights, and mask work rights, including copyrights in Software and data collections, all applications and all registrations for any of the foregoing, renewals and extensions thereof and all moral rights associated therewith, (d) internet domain names, (e) trade secrets and proprietary information, including confidential and proprietary information and know-how, inventions (whether or not patentable), invention disclosures, algorithms, designs, drawings, prototypes, business methods, processes, discoveries, ideas, formulae, manufacturing techniques, specifications, and engineering data, (f) all moral and economic rights of authors or investors, however denominated, and (g) all rights arising from the foregoing and any similar or equivalent rights to any of the foregoing.

“Interim Financial Statements” has the meaning specified in Section 3.7.

“IT Assets” means all information technology assets, hardware, Software, systems and networks (including software provided as a service and cloud services) that are used by the Company and its Subsidiaries.

“Known Environmental Conditions” means any investigation, delineation, sampling, testing, cleanup, natural attenuation, monitoring, reporting, mitigation activity, potable well replacement, vapor mitigation or any other action or activity of any kind related to pollution or contamination of the environment, including any surface or groundwater, potable water, sediment, soil, indoor or outdoor air or any other media, and any nuisance, trespass, vapor intrusion, damage or alleged damage to any real property, personal property or natural resource or harm or alleged harm to human health or safety, or any other condition relating to the Release, use, generation, treatment, storage, introduction, handling, processing, transportation or transfer of any Hazardous Materials at, on, in, under, from or to the Newport Beach Property or the Parker Ford Property regardless of (a) whether such Release was caused by the Company, its Subsidiaries or predecessors or any other Person, (b) whether or not at the time the facts and circumstances resulting in the contamination or Release occurred were a violation of or created liability under any Environmental Law, and (c) when such a Release occurred prior to the Closing Date, but including the post-Closing migration or degradation of Hazardous Materials that existed at, on, in, under or about the Newport Beach Property or the Parker Ford Property as of the Closing Date.

“Known Litigation Matters” has the meaning specified on Schedule 1.1(a).

“Known Potential Litigation” has the meaning specified on Schedule 1.1(a).

“Lakestar” has the meaning specified in the preamble hereto.

“Law” means any federal, state, provincial, territorial, municipal, local, domestic or foreign statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property set forth on Schedule 1.1(b) leased by the Company or any of its Subsidiaries.

“Lenders” means the lenders from time to time party to the Purchaser Credit Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, license, option, purchase right, right of first refusal, right of first offer, conditional sale and title retention agreement, charge, third-party claim, demand or other lien of any kind.

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, taken as a whole, any effect, change or development that, individually or together with any other effects, changes, or developments, has been or could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (a) any change in applicable Laws or GAAP or any interpretation thereof to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants (and then only to the extent of such disproportionate impact), (b) any change in interest rates or economic, political, business, financial, credit, currency or market conditions generally to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants (and then only to the extent of such disproportionate impact), (c) the announcement or execution of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of, compliance with, or the taking of any action contemplated by, this Agreement or the agreements or transactions contemplated hereby, including (i) by reason of the identity of Purchaser or its Affiliates or any communication by Purchaser or its Affiliates regarding the plans or intentions of Purchaser with respect to the conduct of the business of the Company and its Subsidiaries or (ii) the impact of any communication by Purchaser or its Affiliates regarding the plans or intentions of Purchaser with respect to the conduct of the business of the Company and its Subsidiaries on business relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees (provided, that this clause (c) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (d) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates or the economy as a whole to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants (and then only to the extent of such disproportionate impact), (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, and other force majeure event to the extent that any such event does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants (and then only to the extent of such disproportionate impact), (f) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel to the extent that any such event does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants (and then only to the extent of such disproportionate impact), or (g) fluctuations in sales or earnings or any failure of the Company and its Subsidiaries, taken as a whole, to meet any internal or published earnings, sales, plans, budgets, forecasts or other financial or non-financial projections or estimates; provided, that clause (g) shall not prevent a determination that any change or effect underlying such failure to meet internal or published earnings, sales, plans, budgets, forecasts or other financial or non-financial projections or estimates has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Material Contract” has the meaning specified in Section 3.11(a).

“Material Permits” has the meaning specified in Section 3.22.

“Net Working Capital” means (without duplication), with respect to the Company and its Subsidiaries at any given time, the amount (expressed as a positive or negative number) calculated in accordance with GAAP, as adjusted by the accounting practices, principles, policies, judgments and methodologies used in the calculation of Net Working Capital as of April 28, 2017 as set forth on Annex A; provided, that, for the avoidance of doubt, for purposes of calculating Net Working Capital, (a) the current liabilities of the Company and its Subsidiaries shall exclude (i) all Liabilities for Taxes, (ii) Company Expenses, (iii) any payments or potential payments to be made in respect of SARs, (iv) all Indebtedness, (v) any fees and expenses of the Company’s outside auditor in connection with the review required by Section 6.3, (vi) all Transfer Taxes incurred by the Company in connection with the transactions contemplated by this Agreement, (vii) all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement and (viii) the cost of the D&O Tail Policy, and (b) the current assets of the Company and its Subsidiaries shall exclude Cash and Tax assets.

“New SARs” means, collectively, the New Unvested SARs and the New Vested SARs.

“New Unvested SARs” means any and all SARs that (a) were granted on or after February 27, 2017, and (b) are outstanding and unvested immediately prior to the Closing, in each case, under the SARs Plan.

“New Vested SARs” means any and all SARs that (a) were granted on or after February 27, 2017, and (b) are outstanding and vested immediately prior to the Closing, in each case, under the SARs Plan.

“Newport Beach Property” means the real property conveyed pursuant to that certain Purchase and Sale Agreement dated as of December 9, 2010 by and between Conexant Systems, Inc. and Uptown Newport LP.

“Non-US Benefit Plan” means each Company Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries primarily for the benefit of its current or former employees based outside of the United States.

“OMM” has the meaning specified in Section 12.16(a).

“Owned Intellectual Property” has the meaning specified in Section 3.21(b).

“Parker Ford Property” means the approximate five (5) acre property located at Route 724 & Wells Road in East Coventry Township, Chester County, Pennsylvania and any property to which contamination from such NPL site has come to be located or to which it may migrate in the future.

“Patents” has the meaning specified in the definition of Intellectual Property.

“Pending Claim” has the meaning specified in Section 11.7.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, accreditations, franchises, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising in the ordinary course of business which are not yet due and payable and do not exceed $25,000 individually or $250,000 in the aggregate, (b) Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, or (ii) securing obligations in respect of letters of credit that have been posted by the Company and its Subsidiaries to support the payment of the items in clause (i), (c) Liens to secure the performance of tenders, bids, trade contracts, governmental contracts, leases and other contracts (other than indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations, (ii) those required or requested by any Governmental Authority and (iii) letters of credit issued in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, (d) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (e) Liens securing rental payments under capital lease agreements and purchase money obligations, (f) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens which do not materially interfere with any present or intended use of any tangible assets (specifically excluding real property and Intellectual Property), (h) any other Liens set forth on Schedule 1.1(c) and (i) rights of licensees under Intellectual Property.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental agency or instrumentality or other entity of any kind.

“PLL Policy” means the pollution legal liability policy issued by Chartis, policy no. PLS 14221103, with a policy term of December 22, 2010 to December 22, 2020.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Potential Contributor” has the meaning specified in Section 11.5(d).

“PRC” means the People’s Republic of China.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Refund” has the meaning specified in Section 8.4(f).

“Public Official or Entity” means (a) any officer, employee, agent, representative, department, agency, de facto official, corporate entity, instrumentality or subdivision of any government, military or international organization, including any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

“Publicly Available Software” means any Software that is subject to any license that is, or is substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses as of the Closing Date, which licenses include all versions of the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), the GNU Affero GPL, the MIT License, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD License and the Apache License.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchase Price Allocation” has the meaning specified in Section 8.4(g).

“Purchaser” has the meaning specified in the preamble hereto.

“Purchaser Credit Agreement” means that certain Credit Agreement, dated as of September 30, 2014, by and among Purchaser, as borrower, the lenders thereto, as lenders, and Wells Fargo Bank, N.A., as administrative agent, as amended or otherwise modified from time to time.

“Purchaser Credit Documents” means that the Purchaser Credit Agreement, together with all Loan Documents (as such term is defined in the Purchaser Credit Agreement).

“Purchaser Cure Period” has the meaning specified in Section 10.1(c).

“Purchaser Fundamental Representations” has the meaning specified in Section 9.3(a).

“Purchaser Indemnified Parties” has the meaning specified in Section 11.2(a).

“Purchaser SEC Reports” has the meaning specified in Section 5.11.

“Purchaser Securities” means 726,666 newly-issued shares of common stock of Purchaser.

“Registered Intellectual Property” has the meaning specified in Section 3.21(a).

“Regulation S-X” has the meaning specified in Section 6.3(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment, including the air, soil, sediment, surface water or groundwater.

“Reorganization” has the meaning specified in the recitals.

“Required Company Information” has the meaning specified in Section 6.3(a).

“Restricted Period” has the meaning specified in Section 8.5(a).

“SAR” means any award of stock appreciation rights granted under the SARs Plan.

“SARs Plan” means the Company’s 2013 Incentive Compensation Plan, as amended effective March 7, 2014, March 4, 2015 and November 4, 2015.

“SARs Settlement Statement” has the meaning specified in Section 2.3(b).

“SDO” means a patent pool, official or de facto standards setting or development organization, industry standards body industry, trade association or other similar organization.

“SDO Member” means any Person that is or has ever been, directly or indirectly, (i) a member or promoter of, or a contributor to or a participant in, any SDO, (ii) obligated to license or disclose any Intellectual Property to, or made any commitments or agreements regarding, any SDO, or (iii) a participant in the writing, preparing, amending, revising, sponsoring, organizing, promulgating, setting, or approving of any specifications, standards, requirements, or guidelines related to the business of the Company and its Subsidiaries.

“SEC” has the meaning specified in Section 5.11.

“Section 338(h)(10) Election” has the meaning specified in Section 8.4(i)(i).

“Section 338(h)(10) Forms” has the meaning specified in Section 8.4(i))(ii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Help Code” means any unauthorized back door, time bomb, drop dead device, or other similar software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user or administrator of the program and without express or implied authorization.

“Seller” has the meaning specified in the preamble hereto.

“Seller Indemnified Parties” has the meaning specified in Section 11.2(b).

“Seller Proceeds” has the meaning specified in Section 2.5(b)(iii).

“Seller Unvested SARs Employer Tax Amount” means the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) related to the Unvested SARs Settlement Amount, but solely with respect to that portion of the Unvested SARs Settlement Amount (after subtracting the Forfeited Unvested SARs Amount) in excess of $10,000,000.

“Seller Vested SARs Employer Tax Amount” means the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) related to the Vested SARs Settlement Amount; provided, that, for purposes of this definition, “Closing Date Vested SARs” shall mean any and all SARs that are outstanding and vested on July 1, 2017 (regardless of when the Closing actually occurs) in each case, under the SARs Plan.

“Shares” has the meaning specified in the recitals.

“Software” means all software, databases, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, software compilations, software tool sets, compilers, and software models and methodologies and translation, ported versions and modifications of any of the foregoing, in any form, including Source Code, object code, executable or binary code.

“Source Code” means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages such as VHDL), together with any and all text, data and data structures, diagrams, manuals, instructions, procedures, and other information that describe the foregoing.

“SOX” has the meaning specified in Section 5.11.

“Sponsor Director” has the meaning specified in Section 7.1(a).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation, limited liability company, partnership or other business entity of which (i) if a corporation, a majority of the voting power of the equity securities or equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided, that, for purposes of this definition, with respect to the Company, the terms “Subsidiary” and “Subsidiaries” shall not include the Excluded Subsidiaries.

“Survival Expiration Date” means, with respect to any representation, warranty, covenant or other agreement set forth in this Agreement, the date on which such representation, warranty, covenant or other agreement shall expire pursuant to Section 11.1.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Target Net Working Capital Amount” means $18,000,000.

“Tax” means all federal, state, local, or foreign tax (including income, profits, windfall profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, personal property, unclaimed or abandoned property, inventory, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax and other tax or customs duties or amount imposed by (or otherwise payable to) any Taxing Authority), and any interest, penalty or addition with respect thereto, in each case, whether disputed or not.

“Tax Contest” has the meaning specified in Section 8.4(d).

“Tax Representation” has the meaning specified in Section 11.1.

“Tax Return” means any return, report, statement, declaration, or document (including any refund claim, information statement, or amendment and any schedule or attachment thereto) with respect to Taxes and required to be filed (or actually filed) with a Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Terminating Purchaser Breach” has the meaning specified in Section 10.1(c).

“Termination Date” has the meaning specified in Section 10.1(b).

“Third Party Claim” has the meaning specified in Section 11.3(b).

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Transaction Bonuses” means any and all sale bonuses, change in control bonuses, retention bonuses, or similar bonuses or payments payable to any officer, director, or employee, former employee or contractor of the Company and its Subsidiaries that becomes payable solely as a result of the consummation of the transactions contemplated by this Agreement (and not including any “double trigger” payments), together with all employer Taxes related thereto, including the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) that the Company or any of its Subsidiaries incurs with respect thereto; provided, however, that any such bonuses and payments that become payable on account of action taken by the Company directly pursuant to a written instruction from Purchaser shall be excluded from this definition.

“Transfer Tax” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby. For the avoidance of doubt, the Chinese Capital Gain Tax shall not be considered Transfer Taxes for purposes of this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines designed to permit access, to disable, erase, or otherwise harm software, hardware, or data, in each case, without express or implied authorization.

“Units” has the meaning specified in the recitals.

“Unvested SARs” means, collectively, the Closing Date Unvested SARs and the New Unvested SARs.

“Unvested SARs Settlement Amount” means the aggregate sum with respect to each Unvested SAR of the following: (a) the Closing Amount Per Fully-Diluted Common Unit, minus (b) the exercise price of such Unvested SAR, with such result multiplied by (c) the number of such Unvested SARs, with the number of Unvested SARs and the exercise price adjusted to reflect the 1/50 Common Unit equivalent; provided, that for purposes of this definition, “Closing Date Unvested SARs” shall mean any and all SARs that (a) were granted prior to February 27, 2017 and (b) are unvested and outstanding on July 1, 2017 (regardless of when the Closing actually occurs) in each case, under the SARs Plan.

“Unvested SARs Statement” has the meaning specified in Section 2.7.

“Value of the Purchaser Securities” means the aggregate value of the Purchaser Securities based on the per share closing price of Purchaser’s publicly traded common stock on the last trading day prior to the Closing Date.

“Vested SARs” means, collectively, the Closing Date Vested SARs and the New Vested SARs.

“Vested SARs Settlement Amount” has the meaning specified in Section 2.5(b)(i).

“Worldwide Shares” has the meaning specified in Section 8.4(i)(i).

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) References to documents, agreements or other materials having been disclosed to, delivered to, provided to or otherwise made available to Purchaser shall mean true, correct and complete copies of such documents, agreements or other materials (including amendments or supplements thereto) were posted to the Company’s online data room hosted by Merrill Corporation (the “Data Room”) as of 11:59 p.m. Eastern time on June 9, 2017 or attached as a Schedule or Annex to this Agreement.

1.3 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge (after due inquiry of direct reports) of (a) in the case of the Company, Jan Johannessen, Saleel Awsare, Trausti Thormundsson, Kurt Hoff, Arvin Khosravi, Kevin O’Connor, Chase Exon, and Cynthia Paul, (b) in the case of Seller and Lakestar, the individuals listed on Schedule 1.3, and (c) in the case of Purchaser, Rick Bergman, Wajid Ali and John McFarland.

ARTICLE II.

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Units at the Closing. The Purchase Price shall be calculated and paid as provided in Section 2.2 and Section 2.5 and shall be subject to adjustment as provided in Section 2.6.

2.2 Purchase Price. Subject to the adjustments set forth in this Agreement, the purchase price for the Units paid by Purchaser (the “Purchase Price”) shall consist of (a) cash in the amount of $300,000,000 (the “Cash Consideration”), and (b) the Purchaser Securities.

2.3 Pre-Closing Deliveries.

(a) Estimated Closing Statement. Not less than two (2) Business Days prior to the Closing Date and in no event more than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a written statement (the “Estimated Closing Statement”), setting forth in good faith, together with reasonable supporting documentation: (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries calculated as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”), (ii) an estimate of Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), which shall be prepared in accordance with Annex A, (iii) on such basis, a calculation of the Estimated Net Working Capital Adjustment Amount, (iv) an estimate of Closing Date Cash (“Estimated Closing Date Cash”), (v) an estimate of Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), together with each item of Closing Date Indebtedness and the name and wire transfer instructions of each obligee of Funded Debt, (vi) an estimate of Company Expenses (“Estimated Company Expenses”), together with each item of Company Expenses and the name and wire transfer instructions of each obligee for such items of Company Expenses, and (vii) on such basis, Estimated Closing Cash Consideration.

“Estimated Closing Cash Consideration” means (i) the amount of the Cash Consideration, plus (ii) the Estimated Net Working Capital Adjustment Amount, plus (iii) Estimated Closing Date

Cash, minus (iv) Estimated Closing Date Indebtedness, minus (v) Estimated Company Expenses, minus (vi) the Seller Vested SARs Employer Tax Amount.

(b) SARs Settlement Statement. Not less than two (2) Business Days prior to the Closing Date and in no event more than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a written statement (the “SARs Settlement Statement”), setting forth in good faith, together with reasonable supporting documentation, in each case, determined as of the close of business on the Business Day immediately preceding the Closing Date: (i) an estimate of the number of Common Units held by Seller, (ii) a list of Closing Date Vested SARs, Closing Date Unvested SARs, New Vested SARs, and New Unvested SARs, in each case, setting forth (A) the name of the holder of such SARs, (B) the grant date of such SARs, (C) the exercise price of such SARs, and (D) the vesting schedule of such SARs, (iii) on such basis, an estimate of the aggregate number of each of (A) Closing Date Vested SARs, (B) Closing Date Unvested SARs, (C) all New Vested SARs, and (D) New Unvested SARs, (iv) on such basis, an estimate of the Aggregate Fully-Diluted Common Units, (v) on such basis, an estimate of Aggregate SARs Exercise Price, (vi) on such basis, a calculation of Closing Amount Per Fully-Diluted Common Unit, (vii) on such basis, a calculation of the Vested SARs Settlement Amount, and (viii) on such basis, a calculation of the Seller Vested SARs Employer Tax Amount

(c) Access. Prior to the Closing, the Company shall provide Purchaser and its representatives reasonable access during normal business hours and upon reasonable prior notice to the records, properties and personnel of the Company and its Subsidiaries relating to the preparation of the Estimated Closing Statement, the calculation of Closing Amount Per Fully-Diluted Common Unit, any calculation in the SARs Settlement Statement and the items included in any of the foregoing, and shall instruct the personnel of the Company and its Subsidiaries to reasonably cooperate with Purchaser and its representatives in connection with their review of the Estimated Closing Statement, the calculation of Closing Amount Per Fully-Diluted Common Unit and the items included therein.

2.4 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, CA 92660, commencing at 10:00 a.m. on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Purchaser and Seller may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.5 Closing Transactions. Pursuant to the terms and subject to the conditions set forth in this Agreement:

(a) Transfer of Units. At the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser all right, title and interest in and to the Units, free and clear of all Liens and with no restrictions on the voting or transfer thereof (other than any restrictions under the Securities Act and state securities Laws).

(b) Closing Payments. At the Closing:

(i) Vested SARs. Purchaser shall deliver to the Company for payment through payroll to each holder of Vested SARs (subject to withholding for Taxes, which amounts shall be disbursed by the Company to the applicable Taxing Authority) an amount equal to (A) the Closing Amount Per Fully-Diluted Common Unit, minus (B) the weighted average exercise price applicable to the number of Vested SARs held by such holder, with such result multiplied by (C) the number of Vested SARs held by such holder (and with the number of Vested SARs and the exercise price adjusted to reflect the 1/50 Common Unit equivalent) (the aggregate amount paid to the Company, the “Vested SARs Settlement Amount”), such amount to be delivered in immediately available funds by wire transfer to the account of the Company set forth in a notice delivered by Seller or the Company to Purchaser not later than two (2) Business Days prior to the Closing Date.

(ii) Escrow Amount. Purchaser shall pay an amount equal to the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount in cash to U.S. Bank, N.A., as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow and invested by the Escrow Agent in accordance with the terms of an escrow agreement in the form attached hereto as Annex B (the “Escrow Agreement”).

(iii) Funded Debt. Purchaser shall repay or cause to be repaid, in full for the benefit of the Company or its Subsidiaries, each item of Estimated Closing Date Indebtedness that constitutes Funded Debt listed in the Estimated Closing Statement, by wire transfer of immediately available funds to the Persons and accounts specified in Estimated Closing Statement. No amount shall be included on the Closing Balance Sheet or in any calculation of Net Working Capital or Company Expenses with respect to liabilities for the Funded Debt paid in accordance with this Section 2.5(b)(iii).

(iv) Estimated Company Expenses. Purchaser shall repay or cause to be repaid, in full for the benefit of the Company or its Subsidiaries, each item of Estimated Company Expenses listed in Estimated Closing Statement, by wire transfer of immediately available funds to the Persons and accounts specified in Estimated Closing Statement. No amount shall be included on the Closing Balance Sheet or in any calculation of Net Working Capital or Indebtedness with respect to liabilities for the Company Expenses paid in accordance with this Section 2.5.

(v) Estimated Closing Cash Consideration. Purchaser shall deliver to Seller an amount equal to the sum of (A) the Estimated Closing Cash Consideration, minus (B) the Vested SARs Settlement Amount, minus (C) the amount, if any, of the Unvested SARs Settlement Amount that arises from any New Unvested SARs, minus (E) the Escrow Amount (collectively, the “Seller Proceeds”), in immediately available funds by wire transfer to the account or accounts of Seller set forth in a notice delivered by Seller to Purchaser not later than two (2) Business Days prior to the Closing Date (or if no notice is so delivered, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount); provided, that for purposes of determining the calculation of Seller Proceeds (and, for the avoidance of doubt, the components thereof, including the calculation of the Vested SARs Settlement Amount), the number of Closing Date Vested SARs and Closing Date Unvested SARs shall be determined as if the Closing occurred on July 1, 2017 (regardless of when the Closing actually occurs).

(vi) Accrued Vacation Liabilities. On the first regularly scheduled payroll date immediately following the Closing, the Company shall (through its normal and customary payroll practices) deliver (A) to each U.S. based employee of the Company or any of its Subsidiaries having any balance of accrued and unused vacation time as of the Closing Date an amount equal to the cash-out value of such accrued and unused vacation time, and (B) to the Internal Revenue Service and/or relevant state Taxing Authority the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) related thereto (the aggregate amount paid pursuant to (A) and (B), the “Aggregate Domestic Accrued Vacation Liabilities”).

(c) Delivery of Purchaser Securities. At the Closing, Purchaser shall issue and deliver to Seller all right, title and interest in and to the Purchaser Securities, free and clear of all Liens and with no restrictions on the voting or transfer thereof (other than any restrictions under the Securities Act and state securities Laws), together with one or more certificates representing the Purchaser Securities.

(d) Approval of SARs Settlement. At or prior to the Closing, the Company or Seller, in its capacity as the sole member and managing member of the Company, as applicable, shall adopt any resolutions and take (or cause to be taken) any actions which are reasonably necessary to effectuate the provisions of Section 2.5(b)(i).

(e) Purchaser Deliveries. At or prior to the Closing:

(i) Escrow Agreement. Purchaser shall deliver to Seller a counterpart to the Escrow Agreement, duly executed by Purchaser.

(ii) Officer’s Certificate. Purchaser shall deliver to Seller a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, attaching (A) copies of the certificate of incorporation and bylaws (or comparable governing documents, as applicable) of Purchaser and (B) a copy of the resolutions of Purchaser’s board of directors (or equivalent governing Persons) approving this Agreement, the related transaction documents and the consummation of the transactions contemplated hereby and thereby.

(f) Seller and Company Deliveries. At or prior to the Closing:

(i) Escrow Agreement. Seller shall deliver, or shall cause to be delivered, to Purchaser counterparts to the Escrow Agreement, duly executed by Seller and Escrow Agent.

(ii) Officer’s Certificate. Seller and the Company shall deliver to Purchaser a certificate signed by an authorized officer of Seller and the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, attaching (A) copies of the certificate of incorporation and bylaws (or comparable governing documents, as applicable) of Seller and the Company and (B) a copy of the resolutions of

Seller’s board of directors (or equivalent governing Persons) and the Company board of directors (or equivalent governing Persons) approving this Agreement, the related transaction documents and the consummation of the transactions contemplated hereby and thereby.

(iii) Payoff Letters. Seller shall cause the Company to, and the Company shall, obtain and deliver to Purchaser a payoff letter in respect of each item of Estimated Closing Date Indebtedness that constitutes Funded Debt set forth in the Estimated Closing Statement, indicating that, upon payment of the payoff amount specified in such payoff letter, all outstanding obligations of the Company and its Subsidiaries arising under or related to the Funded Debt owed to the Persons thereunder shall be repaid and extinguished in full and that, upon receipt of such amount, such Persons shall release its Liens in the assets and properties of the Company and its Subsidiaries, in each case in form and substance reasonably satisfactory to Purchaser.

2.6 Post-Closing Adjustment.

(a) As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Purchaser shall prepare and deliver to Seller a written statement (the “Closing Statement”), setting forth in good faith, together with reasonable supporting documentation: (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries calculated as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date (the “Closing Balance Sheet”), (ii) a calculation of Closing Date Net Working Capital, (iii) a calculation of the Closing Net Working Capital Adjustment Amount, (iv) a calculation of Closing Date Cash, (v) a calculation of Closing Date Indebtedness, (vi) a calculation of Company Expenses, (vii) on such basis, a calculation of Closing Cash Consideration, and (viii) on such basis, a calculation of the Adjustment Amount. The Closing Balance Sheet and each of the other items included in the Closing Statement (such other items, the “Closing Adjustment Items”) shall be based upon the books and records of the Company and its Subsidiaries, maintained in a manner consistent with the policies and practices of the Company and its Subsidiaries prior to Closing, and shall in any event be prepared in accordance with GAAP and the definitions of such terms in this Agreement. The Closing Date Net Working Capital shall further be prepared in accordance with Annex A (and without any changes in reserves, or the introduction of any new items or reserves, from the items and reserves included in the calculation of the Estimated Closing Statement, provided, that the Estimated Closing Statement may change reserves or introduce new items or reserves from the items and reserves included in Annex A to the extent such item or reserve arose prior to 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date but after the date of this Agreement when Annex A was initially prepared). Following the Closing, Purchaser shall provide Seller and its representatives reasonable access during normal business hours and upon reasonable prior notice to the records, properties and personnel of the Company and its Subsidiaries relating to the preparation of the Closing Statement, the Closing Balance Sheet and the Closing Adjustment Items, and shall cause the personnel of the Company and its Subsidiaries to reasonably cooperate with Seller and its representatives in connection with their review of the Closing Statement, the Closing Balance Sheet and the Closing Adjustment Items.

“Closing Cash Consideration” means (i) the amount of the Cash Consideration, plus (ii) the Closing Net Working Capital Adjustment Amount, plus (iii) Closing Date Cash, minus (iv) Closing Date Indebtedness, minus (v) Company Expenses, minus (vi) the Seller Vested SARs Employer Tax Amount.

The “Adjustment Amount” means an amount (which may be positive or negative) equal to the sum of (i) Closing Cash Consideration, minus (ii) Estimated Closing Cash Consideration.

(b) If Seller shall disagree with the Purchaser’s calculation or determination of any of the Closing Adjustment Items, it shall notify Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within forty-five (45) days after its receipt of the Closing Statement. In the event that Seller does not provide such a notice of disagreement within such forty-five (45) day period, Seller shall be deemed to have accepted the Closing Statement and the calculation and determination of the Closing Adjustment Items delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Purchaser and Seller shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation and determination of the Closing Adjustment Items included within Seller’s notice of disagreement. If, at the end of such period, they are unable to resolve such disagreements, then Deloitte USA LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Purchaser and Seller) (the “Independent Accountant”) shall resolve any remaining disagreements with respect to the Closing Adjustment Items included within Seller’s notice of disagreement. Purchaser and Seller agree to jointly enter into a customary indemnity agreement with the Independent Accountant in connection with the retention of such Independent Accountant. Each of Purchaser and Seller shall promptly provide their assertions regarding any disputes relating to the Closing Adjustment Items included within Seller’s notice of disagreement and, to the extent relevant thereto, the Closing Statement in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Independent Accountant). The Independent Accountant shall (i) base its determination solely on the written submissions of the parties and shall not conduct an independent investigation and (ii) consider only those items or amounts relating to the Closing Adjustment Items as to which Seller disagreed within its notice of disagreement, in accordance with this Section 2.6(b), and (iii) use the definitions of the defined terms used in this Section 2.6 provided in this Agreement. With respect to each disputed item, the Independent Accountant’s determination, if not in accordance with the position of either Purchaser or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts presented in Purchaser’s calculation of the Closing Adjustment Items pursuant to Section 2.6(a) or in Seller’s written disagreement of any such calculation pursuant to this Section 2.6(b). The determination of the Independent Accountant shall be final, conclusive and binding on the parties and no party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant. The parties acknowledge that the agreements contained in this Section 2.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. The date on which Closing Date Net Working Capital is finally determined in accordance with this Section 2.6(b) is hereinafter referred to as the “Determination Date.” The fees and expenses of the Independent Accountant shall be borne by Seller, on the one hand, and Purchaser, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Independent Accountant and the Independent Accountant’s calculation thereof. Solely by way of example, if Purchaser claims in the Closing Statement that the Adjustment Amount is $1,000,000, Seller claims in the notice of disagreement that the Adjustment Amount is $1,500,000, and the Independent Accountant determines that the Adjustment Amount is $1,100,000, then Purchaser shall pay twenty percent (20%) of the Independent Accountant’s fees and expenses and Seller shall pay eighty percent (80%) of the Independent Accountant’s fees and expenses.

(c) Once the Adjustment Amount is finally determined pursuant to this Section 2.6, if the Adjustment Amount is a positive number, then the Closing Cash Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Closing Cash Consideration shall be decreased by the absolute value of the Adjustment Amount, and the Adjustment Amount shall be paid as follows.

(i) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, then (A) Purchaser and Seller shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Seller an amount in cash equal to the Adjustment Escrow Funds, and (B) Purchaser shall pay to Seller an amount in cash equal to the Adjustment Amount.

(ii) If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (A) in the event the Deficit Amount is less than the amount of the Adjustment Escrow Funds, Purchaser and Seller shall immediately deliver joint written instruction to the Escrow Agent to (I) pay to Purchaser an amount of Adjustment Escrow Funds equal to the Deficit Amount, and (II) pay to Seller the remaining balance of the Adjustment Escrow Funds, and (B) in the event the Deficit Amount is greater than the amount of the Adjustment Escrow Funds, (I) Purchaser and Seller shall immediately deliver joint written instruction to the Escrow Agent to pay to Purchaser all of the Adjustment Escrow Funds, and (II) Seller shall pay to Purchaser an amount equal to the difference between the Deficit Amount and the amount of the Adjustment Escrow Funds paid to Purchaser pursuant to the foregoing Section 2.6(c)(ii)(B)(I) in cash by wire transfer of immediately available funds to the account(s) specified by Purchaser. For purposes of clarity, Seller’s payment obligation under Section 2.6(c)(ii)(B)(II) will not be subject to any of the limitations on indemnification set forth in Section 11.5(a) and Section 11.5(b).

2.7 Unvested SARs. Prior to the date that is the thirteenth (13th) month anniversary of the Closing Date, Purchaser shall deliver to Seller a written statement (the “Unvested SARs Statement”), together with reasonable supporting detail, setting forth a good faith (a) calculation of the actual amounts paid by the Company in settlement of the Closing Date Unvested SARs and the New Unvested SARs, (b) a calculation of the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) related thereto, (c)

the amount of any Unvested SARs that were forfeited due to the failure to satisfy restrictions and vesting arrangements under the SARs Plan (the “Forfeited Unvested SARs Amount”), (d) on such basis, a calculation of the Unvested SARs Settlement Amount, and (e) on such basis, a calculation of the Seller Unvested SARs Employer Tax Amount, if any. In the event that (x) the actual amounts paid by the Company in settlement of the Closing Date Unvested SARs (excluding the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) related thereto) after taking into consideration the Forfeited Unvested SARs Amount, is greater than $10,000,000 or (y) the Company pays any amounts owing in respect of any New Unvested SARs (including the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) related thereto), Seller shall promptly deliver the amount of such excess (in case of (x)) and the amounts owing in respect of any New Unvested SARs (in respect of (y)), together with the applicable portion of the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) related thereto, to Purchaser by wire transfer of immediately available funds to the account(s) specified by Purchaser.

2.8 Withholding. Purchaser and the Company (and any Affiliate thereof) shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of Purchase Price and releases of amounts from the Escrow Fund) such amounts as Purchaser or the Company (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so withheld by Purchaser or the Company (or any Affiliate thereof), such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement, the Company represents and warrants to Purchaser as of the date of this Agreement as follows:

3.1 Corporate Organization of the Company. The Company has been duly organized and is validly existing as a limited liability company in good standing under the Laws of Delaware, and has all requisite limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of formation and operating agreement of the Company previously made available by the Company to Purchaser are true, correct and complete. The Company is duly licensed or qualified and in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.2 Subsidiaries. The Subsidiaries of the Company are set forth on Schedule 3.2. The Subsidiaries have been duly formed or organized and are validly existing under the Laws of their respective jurisdictions of incorporation or organization and have all corporate, limited liability company or comparable requisite power and authority to own or lease their properties and to conduct their business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.3 Due Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 3.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary power and authority on the part of the Company, and no other proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.4 No Conflict. Except as set forth on Schedule 3.4 or as set forth in the Credit Documents, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 or on Schedule 3.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of (i) any applicable Law to which the Company or any of its Subsidiaries is subject, (ii) the certificate of formation, certificate of incorporation, operating agreement or other organizational documents of the Company or any of its Subsidiaries, as applicable, or (iii) any Contract, (b) terminate or result in the termination of any Contract, (c) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries or (d) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person or cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries under any provision of any Contract, except, in each case of clauses (a)(i), (a)(iii), (b), (c) and (d), to the extent that the occurrence of any of the foregoing would not be material to the Company and its Subsidiaries, taken as a whole.

3.5 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of Purchaser contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to the Company and its Subsidiaries, taken as a whole, and (c) as otherwise disclosed on Schedule 3.5.

3.6 Capitalization.

(a) The issued and outstanding limited liability company interests of the Company consists of 1,000,000 Units, all of which are owned by Seller. All Units owned by Seller have been duly authorized and validly issued to Seller and are fully paid. As of the date hereof, there are no issued and outstanding limited liability company interests of the Company except for those Units held by Seller.

(b) Except as set forth on Schedule 3.6(b) or as set forth on Section 3.12(l) or as set forth in the Credit Documents, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Units or other equity or ownership interests of the Company or the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any such Subsidiary to issue or sell any Units of, other equity interests in or debt securities of, the Company or any of its Subsidiaries, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or any of its Subsidiaries. Except as set forth on Schedule 3.6(b) or as set forth in Section 3.12(l), there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Units or equity interests of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.6(b), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the holder of the Company’s Units may vote. Except as set forth on Schedule 3.6(b), none of the Company or any of its Subsidiaries is a party to any unitholders agreement, stockholders agreement, voting agreement or registration rights agreement relating to the Units or any other equity interests of the Company or any of its Subsidiaries.

(c) The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.6(c), the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all of the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens other than Permitted Liens.

3.7 Financial Statements. The Company has made available to Purchaser: (a) the audited consolidated balance sheets of the Company and its Subsidiaries (including, solely for the purposes of this Section 3.7, the Excluded Subsidiaries) as of September 30, 2016 and October 2, 2015, and the audited consolidated statements of comprehensive income (loss), cash flows and shareholder’s equity of the Company and its Subsidiaries (including, solely for the purposes of this Section 3.7, the Excluded Subsidiaries) for the years ended September 30, 2016 and October 2, 2015, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet as of April 28, 2017 and statement of comprehensive income (loss) and cash flows of the Company and its Subsidiaries (including, solely for the purposes of this Section 3.7, the Excluded Subsidiaries) for the seven (7)-months ended April 28, 2017 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.7, the Financial Statements (x) were prepared in accordance with GAAP, (y) were derived from the books and records of the

Company, and (z) present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries (including, solely for the purposes of this Section 3.7, the Excluded Subsidiaries) as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP applied on a consistent basis, except as may be indicated in the notes thereto (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments).

3.8 Undisclosed Liabilities. Except as set forth on Schedule 3.8, there is no liability, debt or obligation of or claim against the Company or any of its Subsidiaries that would be required to be set forth on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Interim Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries consistent with past practice (none of which are material), (c) under any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound (other than any such liability, debt obligation or claim resulting from a breach or a default thereunder) or (d) which do not exceed $100,000, individually, or $1,000,000 in the aggregate.

3.9 Litigation and Proceedings. Except (a) as set forth on Schedule 3.9, (b) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 3.18), (c) Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 3.12 and Section 3.14), (d) Actions relating to Intellectual Property (as to which certain representations and warranties are made pursuant to Section 3.21), (e) Actions under Anticorruption Laws (as to which certain representations and warranties are made pursuant to Section 3.26), (f) Actions under Export Control Laws (as to which certain representations and warranties are made pursuant to Section 3.27), and (g) Actions under Laws governing the importation of products into the United States (as to which certain representations and warranties are made pursuant to Section 3.28), as of the date of this Agreement, there are no (and, since July 12, 2013, there have not been any) pending or, to the knowledge of the Company, threatened, Actions or, to the knowledge of the Company, investigations before or by any Governmental Authority against the Company or any of its Subsidiaries, in each case, that would be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.10 Compliance with Laws. Except (a) with respect to matters set forth on Schedule 3.10, (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.18), (c) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.12 and Section 3.14), (d) compliance with Anticorruption Laws (as to which certain representations and warranties are made pursuant to Section 3.26), (e) compliance with Export Control Laws (as to which certain representations and warranties are made pursuant to Section 3.27), (f) compliance with Laws governing the importation of products into the United States (as to which certain representations and warranties are made pursuant to Section 3.28) and (g) where the failure to be, or to have been, in compliance with such Laws would not be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are, and since July 12, 2013 have been, in compliance with all applicable Laws. As of the date hereof, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since July 12, 2013.

3.11 Contracts; No Defaults.

(a) Schedule 3.11(a) contains a listing of all Contracts described in clauses (i) through (xvii) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (each such Contract, a “Material Contract”). Copies of each Material Contract have been delivered to or made available to Purchaser or its agents or representatives.

(i) any Contract requiring a capital expenditure or known commitment by the Company or any of its Subsidiaries in excess of $250,000 in any calendar year;

(ii) any employment, consulting or bonus Contract with any employee, consultant or contractor of the Company or any of its Subsidiaries that provides for payments from the Company in excess of $100,000 for U.S. based individuals, and $50,000 for non-U.S. based individuals, in the aggregate for any such individual, in any twelve (12) month period;

(iii) any Contract providing for change in control, retention, success, severance or similar payments (excluding any such payment required by Law or any Contract requiring ninety (90) days or less advance notice to effect a termination of employment) to any current or former officer, director, manager, consultant, advisor or employee of the Company or any of its Subsidiaries with outstanding or contingent obligations owed by the Company or any of its Subsidiaries;

(iv) any collective bargaining or other Contract with any labor union, trade union, council of trade unions, works council or other labor organization affecting any employee of the Company;

(v) any Contract pursuant to which the Company or any of its Subsidiaries licenses from a third party, or receives from a third party any covenant not to sue or other permission relating to, Intellectual Property that is material to the business of the Company or any of its Subsidiaries, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $250,000 per year;

(vi) any Contract (A) pursuant to which the Company or any of its Subsidiaries licenses to a third party Intellectual Property and that is material to the business of the Company or any of its Subsidiaries, including any exclusive license; (B) pursuant to which any such material Intellectual Property is assigned or transferred to the Company or any of its Subsidiaries (excluding invention assignments entered into with employees, independent contractors, or consultants of the Company and its Subsidiaries); or (C)

which materially affects the Company’s or any of its Subsidiaries’ ability to own, use, disclose or enforce any Intellectual Property owned by the Company or any of its Subsidiaries, including concurrent use agreements, development agreements, co-development agreements, covenants not to sue, settlement agreements and consent to use agreements;

(vii) any Contract that contains a limitation on the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area;

(viii) other than any Credit Agreement or Credit Document, any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any such Indebtedness or (C) extended credit to any Person (other than (I) intercompany loans and advances and (II) customer payment terms in the ordinary course of business), in each case in clauses (A) and (C), in an amount in excess of $100,000 of committed credit;

(ix) other than any employment agreement or other plan or agreement set forth on this Section 3.11(a) or Schedule 3.12(a), any Contract between the Company or any of its Subsidiaries, on the one hand, and an Affiliate thereof (including Seller and its Affiliates), on the other hand;

(x) any Contract relating to the sale or other disposition of any assets of the Company having a fair market value in excess of $100,000 individually or $500,000 in the aggregate, except for the sale of inventory pursuant to purchase orders in the Ordinary Course of Business;

(xi) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.11(a) and requiring expenditures in excess of $250,000 individually or $500,000 in the aggregate in any calendar year;

(xii) each Contract relating to any completed material business acquisition by the Company or any of its Subsidiaries since July 12, 2013;

(xiii) any Contract establishing any joint venture, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole;

(xiv) any Contract relating to the Leased Real Property, and any lease under which the Company or any of its Subsidiaries is lessee of or holds or operates any property (whether of real or personal property) that is owned or controlled by a third party and that provides for annual rental payments by the Company or its Subsidiaries of $50,000 or more;

(xv) any lease under which the Company or any of its Subsidiaries is lessor of or permits a third party to hold or operate any property (whether of real or personal property) that is owned or controlled by the Company or any of its Subsidiaries;

(xvi) Any Contract or group of related Contracts with the same party for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services under which the undelivered balance of such products and services has a selling price in excess of $100,000 (other than purchase orders and sales to customers in the ordinary course of business); and

(xvii) Any Contract including a warranty that is materially different than the Company’s standard warranty with respect to products sold or services rendered; and

(xviii) any commitment to enter into any of the foregoing or any amendment with respect to the foregoing.

(b) Except as set forth on Schedule 3.11(b), (i) as of the date of this Agreement, each Material Contract is in full force and effect and represents the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, (ii) none of the Company, any of its Subsidiaries or, as of the date of this Agreement and to the knowledge of the Company, any other party thereto is in material breach of or material default under any Material Contract, (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any Material Contract, and (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or any Subsidiary of the Company party thereto (in each case, with or without notice or lapse of time or both).

3.12 Company Benefit Plans.

(a) Schedule 3.12(a) sets forth a list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other retirement, post-retirement, pension, non-qualified deferred compensation, disability, vacation, leave of absence, health benefit, welfare benefit, fringe benefit, life insurance, accident insurance, disability insurance, severance, change-in-control, employment, stock-based, option, bonus, or incentive plan, policy, arrangement, agreement or program providing compensation or other benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries, in each case, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries, and under which the Company or any of its Subsidiaries has any material obligation or liability (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has provided to Purchaser copies of, if applicable (i) plan documents and any trust agreements (including all amendments and modifications thereto), (ii) the most recent summary plan description, (iii) the last three (3) annual reports on Form 5500 and all attachments thereto filed with the Department of Labor, (iv) the most recent actuarial valuation or financial statements, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, and (vi) all related insurance contracts, third-party administrator agreements and other funding agreements which implement such Company Benefit Plans.

(c) Each Company Benefit Plan has been funded, maintained, operated, and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA, the Code and the Patient Protection and Affordable Care Act.

(d) Each Company Benefit Plan that is intended to meet the qualification requirements of Section 401(a) of the Code has received a favorable determination, advisory or opinion letter as to its qualification and no determination, advisory or opinion letter with respect to any such Company Benefit Plan has been revoked, nor, to the knowledge of Company, is any such revocation threatened. To the knowledge of the Company, no event has occurred that could reasonably be expected to result in the disqualification of any such Company Benefit Plan under Section 401(a) of the Code.

(e) None of the Company or any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to, or has any liability, including on account of an ERISA Affiliate, with respect to (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates is liable for any “withdrawal liability” (within the meaning of Section 4201 of ERISA).

(f) With respect to the Company Benefit Plans, (i) there are no audits, investigations, or material actions, suits or claims (other than routine claims for benefits in the normal operation of the Company Benefit Plans) that are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such audits, investigations, actions, suits or claims.

(g) Except as set forth on Schedule 3.12(g), no Company Benefit Plan provides death or medical benefits beyond termination of service or retirement other than (i) coverage mandated by Law, or (ii) death or retirement benefits under a Company Benefit Plan qualified under Section 401(a) of the Code.

(h) To the knowledge of the Company, there are no pending, promised or committed, undertakings of a binding nature to create or terminate any Company Benefit Plan or to make improvements, increases or changes to any Company Benefit Plan.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and final U.S. Treasury regulations issued thereunder and all other Internal Revenue Service guidance issued under Section 409A, and no payment to be made under any Company Benefit Plan is, or to the knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) Schedule 3.12(j) identifies each Non-US Benefit Plan. Each Non-US Benefit Plan required to be registered or approved has been registered or approved and has been maintained and administered in good standing with applicable Governmental Authority. To the knowledge of the Company, each Non-US Benefit Plan that is intended to qualify for favorable tax benefits under the applicable Laws of any jurisdiction is so qualified, and no condition exists and no event has occurred that would reasonably be expected to result in the loss or revocation of such status. No Non-US Benefit Plan is a defined benefit pension plan or scheme. There are no unfunded liabilities for termination indemnities related to any period of time prior to the Closing under any Non-US Benefit Plan or with respect to any employees or former employees of the Company and its Subsidiaries outside of the United States, except for any liabilities reflected on the Financial Statements or under plans or programs mandated by applicable Law.

(k) Except as set forth on Schedule 3.12(k), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Benefit Plan, (iii) trigger any obligation to fund or increase the amount payable under any Company Benefit Plan, (iv) obligate Purchaser or any of its Affiliates (including the Company and its Subsidiaries following the Closing) to continue any of the Company Benefit Plans, or (v) result in any breach or violation of, or a default under, any of the Company Benefit Plans.

(l) Schedule 3.12(l) contains a list of all SARs that have been granted and are outstanding under the SARs Plan, together with the following information with respect to each such SARs grant: (i) the name of the holder of such SARs, (ii) the amount of such SARs that are granted and outstanding, (iii) the grant date of such SARs, (iv) the vesting schedule for such SARs, and (v) the exercise price of such SARs. The Company has not granted any SARs or other equity-linked securities other than those set forth on Schedule 3.12(l).

(m) Other than payments made pursuant to the SARs Plan, there will be no Transaction Bonuses.

3.13 Labor Matters. Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to persons employed by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, are there any such employees represented by a works council or a labor organization or, as of the date hereof, activities or proceedings of any labor union to organize any such employees. Except as set forth on Schedule 3.13 and except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is in compliance with all applicable Laws pertaining to employment, employee safety, occupational health, employee classification and employment practices, including those relating to labor management relations, wages, hours, overtime, vacation pay, discrimination, sexual harassment, human rights, pay equity, civil rights, affirmative action, workers compensation, plant closures and mass layoffs, work authorization, immigration, safety and health and continuation coverage under group health plans. Except as set forth on Schedule 3.13, to the knowledge of the Company, there are no material actions, suits, claims, investigations, grievances, arbitration proceedings, unfair labor practice charges or other material legal proceedings either currently pending against the Company or any of its Subsidiaries, or threatened to be brought, initiated or filed against the Company or any of its Subsidiaries, in connection with any Covered Employee or former employee of the Company or any of its Subsidiaries, or independent contractor or consultant of the Company or its Subsidiaries, including any material claim or material allegation relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, improper classification or any other employment related matter arising under applicable Law. The Company and its Subsidiaries are not currently (as of the date hereof) experiencing, and have not received a current written threat of, any work stoppage.

3.14 Taxes. Except as set forth on Schedule 3.14:

(a) All income and other material Tax Returns required by Law to be filed by the Company or any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All Taxes due and payable with respect to any Tax Returns described in (a) and all other material Taxes required by Law to be paid by the Company or any of its Subsidiaries have been paid to the appropriate Taxing Authority.

(c) The Company and each of its Subsidiaries has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, equityholders, lenders, and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. The Company and each of its Subsidiaries timely remitted all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(d) No audits or other Actions are in progress, pending, or to the knowledge of Seller, threatened with regard to any Taxes or Tax Returns of or with respect to, the Company or any of its Subsidiaries. None of Seller, the Company nor any of its Subsidiaries has received a written notice from any Governmental Authority that the Company or any of its Subsidiaries is required to pay Taxes or file Tax Returns in a jurisdiction in which a Company or such Subsidiary does not file Tax Returns or pay Taxes. Neither the Company nor any of its Subsidiaries has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(e) Since July 12, 2013, neither the Company nor any of its Subsidiaries has ever been a member of any Affiliated Group (other than the Affiliated Group of which Lakestar is the parent). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (i) joint or several liability (including under Treasury Regulations Section 1.1502-6 (other than other members of the Affiliated Group of which Lakestar is the parent)), (ii) as a transferee or successor (other than the Company), or (iii) under a Tax sharing or allocation agreement or other Contract (other than Contracts or similar arrangements entered into in the ordinary course of business and not primarily related to Taxes).

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has been, since July 12, 2013, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368.

(g) Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Section 6707A of the Code that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.

(h) The aggregate unpaid Taxes of the Company and each of its Subsidiaries do not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the most recent balance sheet included in the Financial Statements, (without regard any notes thereto) as adjusted for the passage of time through the Closing Date. Since the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) made any Tax election that is inconsistent with past practices; (ii) changed or revoked any Tax election; (iii) adopted or changed any Tax accounting method; (iv) incurred any material Taxes, other than in the ordinary course of business; (v) entered into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any Tax or Tax Returns of the Company or any of its Subsidiaries; (vi) changed an accounting period of the Company or any of its Subsidiaries with respect to any Tax; (vii) filed an amended Tax Return; or (viii) entered into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes.

(i) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens that are statutory Liens for current Taxes not yet due and payable that have been fully accrued on the books of the Company or any of its Subsidiaries.

(j) Seller is not a foreign person within the meaning of Code Section 1445.

(k) Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Governmental Authority that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries. No power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force. Neither the Company nor any of its Subsidiaries has executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(l) Neither the Company nor any of its Subsidiaries is party to any Contract or other arrangement covering any current or former employee or contractor that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) that could not be deductible by reason of Code Section 280G or could be subject to an excise Tax under Code Section 4999 (in each case, determined without regard to the exceptions provided for in Code Section 280G(b)(5)).

(m) Neither the Company nor any of its Subsidiaries has agreed to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes imposed under Code Section 409A or Code Section 4999.

(n) Neither the Company nor any of its Subsidiaries is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date; (iv) an adjustment under Code Section 481 as a result of a change in method of accounting with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121 on or prior to the Closing Date; or (vi) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. Laws). Neither the Company nor any of its Subsidiaries has made an election (including a protective election) pursuant to Code Section 108(i).

(o) Neither the Company nor any of its Subsidiaries has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or has deferred any income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Code Section 455, Code Section 456, or any corresponding or similar provisions of Law.

(p) Neither the Company nor any of its Subsidiaries owns an interest in any Flow-Thru Entity.

(q) Neither the Company nor any of its Subsidiaries engages in (or has engaged) in a trade or business in a country other than the country in which the Company or such Subsidiary is incorporated or otherwise organized.

(r) Neither the Company nor any of its Subsidiaries is subject to any gain recognition agreements under Code Section 367.

(s) No Subsidiary of the Company organized under the Laws of a non-U.S. jurisdiction owns any interest in “United States real property” with the meaning of Code Section 897 or “United States property” for purposes of Code Section 956.

(t) The Company and each of its Subsidiaries has complied in all material respects with all transfer pricing rules (including maintaining appropriate documentation for all transfer pricing arrangements for purposes of Code Section 482 (or any similar provision of non-U.S. Law)).

(u) Notwithstanding anything contained in this Agreement to the contrary, this Section 3.14 and Section 3.12 and Section 3.13 contain the only representations and warranties of the Company and its Subsidiaries with respect to Tax Matters. Nothing in this Section 3.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, Tax credit carryover or other Tax asset or attribute. Except for the representations and warranties contained in Sections 3.14(e), (l), (m) and (n), nothing in this Section 3.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to Taxes incurred in a Post-Closing Tax Period (or the portion of any Straddle Period beginning after the Closing Date).

3.15 Brokers’ Fees. Except as set forth on Schedule 3.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

3.16 Insurance. Schedule 3.16 contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. Copies or binders of such insurance policies have been made available to Purchaser. With respect to each such insurance policy listed on Schedule 3.16, except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, will constitute such a breach or default, or permit termination or modification, under the policy, (iii) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) as of the date hereof, no written notice of cancellation or termination has been received other than in connection with ordinary renewals.

3.17 Real Property; Assets.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company and any of its Subsidiaries have maintained possession and quiet enjoyment of the Leased Real Property in all material respects since July 12, 2013. No security deposit or portion thereof deposited with respect to any Contract to lease the Leased Real Property has been applied in respect of a breach or default under such Contract which has not been redeposited in full, to the extent required by such Contract, and there are no material breaches with respect to any such Contract.

(c) Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other Lien, except for the Permitted Liens, in any such Contract or interest therein.

(d) Each of the fixtures and improvements that are the obligation of the Company or any of its Subsidiaries to maintain under the Contracts to lease the Leased Real Property are in good operating condition without structural defects, ordinary wear and tear excepted, and all mechanical and other systems that are the responsibility of the Company or any of its Subsidiaries to maintain under such Contracts are in good operating condition ordinary wear and tear excepted, no condition exists requiring material repairs, alterations or corrections, and neither the Company nor any of its Subsidiaries has received any written notice from any insurance company that has issued a policy with respect to the Leased Real Property requiring the performance of any structural or other repairs or alterations to the Leased Real Property.

(e) No portion of the Leased Real Property is subject to any pending condemnation or eminent domain proceeding, and, to the knowledge of the Company, no such proceeding has been threatened.

(f) Except for Permitted Liens, the Company and each of its Subsidiaries have good and valid title (including, with respect to the Leased Real Property, good and valid leasehold title) to the assets of the Company and such Subsidiary. The assets of the Company and its Subsidiaries to be acquired by Purchaser pursuant to this Agreement constitute all assets used by the Company and its Affiliates in, and necessary and sufficient for the operation of the businesses of the Company and its Subsidiaries as presently operated, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.18 Environmental Matters. Except as set forth on Schedule 3.18:

(a) the Company and its Subsidiaries are, and since July 12, 2013 years have been, in material compliance with all Environmental Laws and Environmental Permits, which compliance includes timely obtaining and maintaining in full force and effect all Permits required or issued pursuant to Environmental Laws (“Environmental Permits”), and no material liability has arisen or exists under Environmental Law with regard to the Company or any of its Subsidiaries and their operation of the business, the Leased Real Property or any formerly owned, leased or operated real property;

(b) there has been no Release other than de minimis Releases that individually have not and would not result in material liability or obligations pursuant to Environmental Law occurring at, in, on or under any Leased Real Property or at, in, on or under any formerly owned, leased or operated real property, in each case, during the time that the Company, any of its Subsidiaries or respective predecessors leased or operated the Leased Real Property or formerly owned, leased or operated any other property;

(c) neither the Company nor any of its Subsidiaries has received any written notice, claim or demand from any Person or is subject to any Governmental Order and the Company and its Subsidiaries have no knowledge of any facts or circumstances relating either to (i) an actual or alleged material noncompliance with, or material liability under, Environmental Laws or Environmental Permits, or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of any Release of any Hazardous Material, or exposure to Hazardous Materials other than a Known Environmental Condition, that either remains pending or unresolved, or reasonably could be expected to be the source of ongoing material liabilities, obligations or requirements at, in, on, under or from any Leased Real Property, any formerly owned, leased or operated real property or any real property to which Hazardous Materials used, generated, stored, treated, disposed, transported or Released by the Company, any of its Subsidiaries or their respective predecessors come to be located;

(d) no Action is pending or, to the knowledge of the Company, threatened in writing, and no material fines or penalties have been assessed, with respect to the Company or its

Subsidiaries relating to any actual or alleged noncompliance with or liability under any Environmental Law or Environmental Permit;

(e) neither the Company nor any of its Subsidiaries has assumed, undertaken, or provided an indemnity with respect to any material or potentially material liability of any other Person under Environmental Laws;

(f) the PLL Policy remains in full force and effect, the Company remains a named insured under such Policy, and no claims have been made or tendered by the Company or its Subsidiaries or any other Person under the PLL Policy;

(g) Seller, the Company and its Subsidiaries have provided to Purchaser copies of any and all correspondence, pleadings, reports (including, without limitation, Phase I environmental site assessment reports, Phase II reports), assessments, analytical results, Environmental Permits, settlement agreements, demands, claims, Governmental Orders, or other documents in the Company’s possession or reasonable control concerning Environmental Laws, Hazardous Materials or other environmental subjects related to the Leased Real Property and any formerly owned, leased or operated real property including the Newport Beach Property or the Parker Ford Property; and

(h) the representations and warranties contained in this Section 3.18 are the sole and exclusive representations and warranties of the Company pertaining or relating to any matter arising under Environmental Law.

3.19 Absence of Changes.

(a) Except as set forth on Schedule 3.19(a), from the date of the most balance sheet included in the Financial Statements through the date of this Agreement, there has not been any Material Adverse Effect.

(b) Except as set forth on Schedule 3.19(b), from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business.

(c) Except as set forth on Schedule 3.19(c), from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, neither the Company nor any of its Subsidiaries have taken any action that would require consent pursuant to Section 6.1 if such action had been taken between the date of this Agreement and the Closing Date.

3.20 Affiliate Agreements. Except as set forth on Schedule 3.20 and other than any Company Benefit Plan set forth on Schedule 3.12(a) (including any employment or option agreements entered into in the ordinary course of business by the Company or any of its Subsidiaries), no officer, director, manager, equityholder, member or Affiliate of the Company or any of its Subsidiaries (a) is a party to any Contract or business arrangement with the Company or any of its Subsidiaries of the Company (each such Contract or business arrangement, an “Affiliate Agreement”), (b) other than in such Person’s capacity as an equityholder, has any interest in any material property, asset or right used by the Company or any of its Subsidiaries or (c) has engaged in any material transaction with the Company or any of its Subsidiaries since January 1, 2016 (other than with respect to the Reorganization).

3.21 Intellectual Property.

(a) Schedule 3.21(a) sets forth a list (as of the date hereof) of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Internet domain name registrations, and (iv) copyright registrations and applications, in each case, that are owned by the Company or any of its Subsidiaries, except for any items that are abandoned, cancelled, expired, withdrawn, or finally refused without a right to appeal (the “Registered Intellectual Property”) and any material unregistered Trademarks used in connection with the business of the Company and its Subsidiaries. No Action is pending or, to knowledge of the Company, is threatened, that challenges the ownership, validity or enforceability of any Registered Intellectual Property or any such unregistered Trademark. To the knowledge of the Company, the Registered Intellectual Property and unregistered Trademarks are valid and (other than pending applications) enforceable and all fees, taxes, annuities, renewals and other payments associated with maintaining the Patents, Trademarks and other items identified in Schedule 3.21(a) due and owing as of the date of this Agreement have been paid in full in a timely manner to the proper Governmental Authority. No loss or expiration of any such Intellectual Property is threatened or pending, except for Intellectual Property expiring at the end of its statutory term or that Company has intentionally elected to permit to lapse or otherwise expire (and not as a result of any unintentional act or omission by the Company, any of its Subsidiaries, Seller or a Seller Affiliate, including unintentional failure to pay any required maintenance fees).

(b) Except as set forth on Schedule 3.21(b), the Company’s and each of its Subsidiaries’ ownership of all right, title and interest to the Registered Intellectual Property has been, as of the date of this Agreement, recorded, dispatched for recording, or filed with the relevant Governmental Authority. Except as set forth on Schedule 3.21(b), as of the Closing, the Company or one of its Subsidiaries will be the record owner of all Patents, Patent applications and other registrations and applications for the Registered Intellectual Property and will be the owner of all right, title and interest in and to all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (collectively, “Owned Intellectual Property”). Except as set forth on Schedule 3.21(b), the Company or one of its Subsidiaries owns or possesses the sole and exclusive right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and, to the knowledge of the Company, has the right to use all other Intellectual Property that is used in and material to the business or products and services of the Company or any of its Subsidiaries pursuant to a valid, written enforceable license or other Contract. Except as set forth on Schedule 3.21(b), neither Seller nor any Seller Affiliate shall own or have any ownership or (except as set forth in any transaction documents related to this Agreement) other right, title or interest in any Registered Intellectual Property or any other Owned Intellectual Property after the Closing.

(c) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any third party’s Intellectual Property. Except as set forth on Schedule 3.12(c), no Action is pending, or to the knowledge of the Company, has been threatened in writing since July 12, 2013, alleging any such infringement, misappropriation, dilution or violation or challenging the ownership, use, validity or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Intellectual Property owned by the Company or any of its Subsidiaries in any manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Except as set forth on Schedule 3.21(d), neither the Company nor the Company Subsidiaries have granted to any Person any exclusive licenses or exclusive rights of any kind in any Registered Intellectual Property or other material Intellectual Property owned by the Company or any of its Subsidiaries.

(e) Each of the Company and the Company Subsidiaries takes and has since July 12, 2013 taken commercially reasonable actions to protect, preserve and maintain the confidentiality of all material trade secrets owned by the Company or the Company Subsidiaries.

(f) All Persons (including current and former employees, independent contractors, and independent consultants of the Company and its Subsidiaries and the Seller and Seller Affiliates) who have conceived, created, invented, modified, improved, or developed any Intellectual Property material to the operation of the business of the Company and its Subsidiaries, for (or under the direction or supervision of) any of the Company or its Subsidiaries or the Seller or any of the Seller Affiliates have executed and delivered to the Company or a Company Subsidiary or Seller or a Seller Affiliate, as applicable, a Contract substantially in the form of the Contracts set forth on Schedule 3.21(f). No such Person has made any assertions with respect to any alleged ownership of or title to any such Intellectual Property. To the knowledge of the Company, no such Person is in violation of any term or condition of any such Contract in any material respect. At all times prior to and as of the Closing, Company, its Subsidiaries, Seller or one of its Affiliates has paid all inventor remuneration payments and all other payments owed to any current or former employee, contractor, consultant or other third party with respect to any Owned Intellectual Property.

(g) Except as set forth in Schedule 3.21(g), none of the Company, any of its Subsidiaries, Seller or any Seller Affiliate (i) has delivered, licensed, released, or disclosed to any Person, or has any obligation under any Contract to deliver, license, release or disclose to any Person, any of the Source Code for any Owned Intellectual Property to any Person, other than (A) an employee of the Company, a Company Subsidiary, Seller or a Seller Affiliate or (B) a contractor or supplier of the Company, a Company Subsidiary, Seller or a Seller Affiliate solely for the purposes of, and to the extent necessary for, such contractor or supplier to develop, manufacture, or supply products for the Company, Company Subsidiary, Seller or a Seller Affiliate, and not for the direct benefit of such contractor or supplier or any other Person, in each case of clauses (A) and (B), under written Contracts (which include confidentiality, use, and disclosure restrictions) normally used by the Company, Company Subsidiary, Seller or Seller Affiliate to protect its own similar confidential or proprietary information), or (ii) is a party to any Contract requiring the deposit of any such Source Code with an escrow agent or escrow service (or other escrow Contract).

(h) With respect to any Publicly Available Software that is or has been used by the Company, any Company Subsidiary, Seller or a Seller Affiliate in any way in connection with any product or service of the business of the Company and its Subsidiaries (“Business Products”) (including any Publicly Available Software that is Incorporated Into to any Business Product by or on behalf of the Company, Company Subsidiary, Seller or a Seller Affiliate), the Company, Company Subsidiaries, Seller and Seller Affiliates are and have been in compliance in all material respects with all applicable licenses with respect thereto. No Publicly Available Software has been (i) Incorporated Into any Business Product by or on behalf of the Company, a Company Subsidiary, Seller or a Seller Affiliate, or (ii) distributed or made available to any Person in connection with a Business Product, in each case of clauses (i) and (ii), in a manner that would or does require or condition any right to perform the activity described in clause (i) or (ii) on the Business Products being made available in Source Code form, being licensed or made available for the purpose of preparing derivative works, or being licensed or made available at no charge, or on the grant of any patent rights including non-assertion or patent license obligations. The Company or a Company Subsidiary is in possession of any material Source Code owned by the Company, its Subsidiaries, Seller or a Seller Affiliate (including any such Source Code to any Business Product) and that is related to the business of the Company and its Subsidiaries. As used herein, “Incorporated Into” means, with respect to a product, embedded in, used in, incorporated into, combined with, linked with, distributed with, provided as a service with or made available with such product, including any object code that is referenced or required to be present or available (e.g., available via another machine connected directly or through a network) in such product for such product to properly function in accordance with its specifications.

(i) Except as set forth on Schedule 3.21(i), none of the Company, its Subsidiaries, Seller or any Seller Affiliate is an SDO Member. To the extent the Company, any Company Subsidiary, Seller or any Seller Affiliate is an SDO Member, such Person complies and has complied with all applicable rules and terms and conditions of membership (including all related disclosure obligations), and each such Person is and has been, in material compliance with all Laws related to being an SDO Member, in each case, in connection with the business of the Company and its Subsidiaries. Schedule 3.21(i) sets forth a complete and accurate list of all Owned Intellectual Property that constitutes a Patent that is specifically identified in a disclosure to any SDO or otherwise subject to any SDO, where such Patent is subject to any rule, term or condition, license, disclosure obligation, commitment, or agreement related to such SDO, together with a description or reference to such rule, term or condition, license, disclosure obligation, commitment or agreement.

(j) The IT Assets are operational and, to the knowledge of the Company, have industry standard security, back-ups, and disaster recovery arrangements in place. The Company and its Subsidiaries have taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security and integrity of the IT Assets and all material data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. To the knowledge of the Company, the IT Assets have not suffered any material security breach or material failure since July 12, 2013.

(k) Except as set forth on Schedule 3.21(k), the consummation of the transactions contemplated by this Agreement shall not, under any Contract to which the Company or its Subsidiaries is a party, alter, impair or extinguish any rights of the Company or any Company

Subsidiary in the Owned Intellectual Property. All such Owned Intellectual Property and, subject to the receipt of all consents set forth on Schedule 3.4 and Schedule 3.5, all other Intellectual Property that is licensed under any Material Contract, shall be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately following the Closing, without payment of any additional fees or obtaining any additional permissions or consents. To the Knowledge of the Company, subject to the receipt of all consents set forth on Schedule 3.4 and Schedule 3.5, all such Intellectual Property, and all other Intellectual Property made available to the Company and its Subsidiaries pursuant to any transaction documents related to this Agreement, will be sufficient to enable the Company and its Subsidiaries to continue to conduct their business immediately after the Closing Date in substantially the same manner as conducted immediately prior to the Closing Date.

3.22 Permits. Except as set forth on Schedule 3.22, each of the Company and its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not be expected to be material to the Company and its Subsidiaries taken as a whole (the “Material Permits”). Except as set forth on Schedule 3.22, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or termination of any Material Permit and (iv) each of the Company and the Subsidiaries of the Company is in material compliance with all Material Permits applicable to the Company or such Subsidiary.

3.23 Customers and Vendors. Schedule 3.23 sets forth a complete and accurate list of the ten (10) largest accounts with customers (based on approximate total revenues attributable to such account) and ten (10) largest vendors (based on the total amount purchased from such vendor) of the Company and its Subsidiaries for the twelve months ended March 31, 2017. Since October 1, 2016, the Company has not received a written notice from any of such customers or vendors stating the intention of such Person to (a) with respect to customers, cease doing business with the Company and its Subsidiaries, materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, or materially increase or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries, or that it has any material quality issues with respect to the materials, product or services provided by the Company or any of its Subsidiaries, other than as set forth on Schedule 3.23(a), or (b) with respect to vendors, cease doing business with the Company and its Subsidiaries, materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, or materially increase or decrease the rate of, supplying materials, products or services to the Company or any of its Subsidiaries, or that it has any material quality issues with respect to the materials, product or services provided to the Company or any of its Subsidiaries, other than as set forth on Schedule 3.23(b).    The Company is not involved in any material dispute with any of such customers or suppliers relating to the Company’s business relationship with such customers or suppliers.

3.24 Solvency. The Company is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. At and immediately after the Closing Date, each of Conexant and each of its respective direct or indirect Subsidiaries (which, for purposes of clarity, excludes the Company and each of its direct or indirect Subsidiaries pursuant to the Reorganization) (a) is solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) has adequate capital and liquidity with which to engage in its business and (c) has not incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

3.25 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, the Company and any of its respective directors (in their capacity as such), officers, employees, stockholders, partners, members or representatives, acknowledge and agree that none of Purchaser or any of its respective Affiliates, agents or representatives is making any representation or warranty in connection with the transactions contemplated by this Agreement whatsoever, express or implied, beyond those expressly given in Article V. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions provided outside of this Agreement and Schedules, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by the Company) or management presentations that have been or may be provided prior to the Closing Date, in each case, in connection with the transactions contemplated hereby, to the Company or any of its agents or representatives are not and will not be deemed to be representations or warranties of Purchaser with respect to this Agreement and the transactions contemplated hereby, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

3.26 Anticorruption Laws.

(a) Since July 12, 2013, neither the Company nor any of its Subsidiaries (or to the knowledge of the Company, any of their respective officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or any of its Subsidiaries) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “Anticorruption Laws”).

(b) Neither the Company nor any of its Subsidiaries has, directly or indirectly (or, to the knowledge of the Company, through the actions of third parties), paid, promised or offered to pay, authorized the payment of, or accepted any money or given any promise or offer to give, or authorized the giving of anything of value, to a Public Official or Entity for purposes of corruptly obtaining or retaining business for or with, or directing business to, any person or entity, by (i) influencing any official act, decision or omission of such Public Official or Entity; (ii) inducing such Public Official or Entity to do or omit to do any act in violation of the lawful duty of such Public Official or Entity; (iii) securing any improper advantage; or (iv) inducing such Public Official or Entity to affect or influence any act or decision of another Public Official or Entity.

(c) Neither the Company nor any of its Subsidiaries has, directly or indirectly, promised, offered, provided, or accepted any corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or other third party or to a Public Official or Entity.

(d) Neither the Company nor any of its Subsidiaries has, directly or indirectly, established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not been accurately recorded in its books and records.

(e) To the knowledge of the Company, no claims, complaints, charges, investigations, voluntary disclosures or proceedings are pending, expected or threatened under any Anticorruption Law.

3.27 Export Control Laws.    Since July 12, 2013, the Company and its Subsidiaries have been in material compliance with all Export Control Laws. The Company and its Subsidiaries are not aware of any potential material violations of the Export Control Laws or any regulations issued thereunder in connection with any past, current, or pending export transactions. To the knowledge of the Company, there are no claims, complaints, charges, investigations, voluntary disclosures or proceedings pending, expected or threatened against the Company or any of its Subsidiaries under any Export Control Law. Neither the Company nor any of its Subsidiaries has received any correspondence, notice, request for information or administrative subpoena in connection from a Governmental Authority regarding a potential violation of or issue relating to the Export Control Laws.

3.28 Importation of Products. The Company and its Subsidiaries are in material compliance with all Laws governing the importation of products into the United States since July 12, 2013. Except as set forth on Schedule 3.28, the Company represents and warrants that it is not aware of any potential violations relating to any past, current, or pending transactions. Except as set forth on Schedule 3.28, there is no investigation, claim, litigation, dispute or other action, including voluntary disclosures, to which Company and its Subsidiaries are, or since July 12, 2013 or, to the extent such Company or Subsidiary has waived the applicable statute of limitations with respect to such investigation, claim, litigation, dispute or other action, the applicable earlier date to which such investigation, claim, litigation, dispute or other action extends, has been, a party related to the importation of merchandise or payment of (or failure to pay) duties or other customs payments.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF LAKESTAR AND SELLER

Except as set forth in the Schedules to this Agreement, Lakestar and Seller represent and warrant to Purchaser as of the date of this Agreement as follows:

4.1 Corporate Organization of Lakestar and Seller. Each of Lakestar and Seller has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

4.2 Due Authorization. Each of Lakestar and Seller has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 3.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of each of Lakestar and Seller, and no other corporate proceeding on the part of Lakestar or Seller is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Lakestar and Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of each of Lakestar and Seller, enforceable against each of Lakestar and Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3 No Conflict. Except as set forth on Schedule 4.3 or subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 or on Schedule 3.5, the execution and delivery of this Agreement by each of Lakestar and Seller and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of, (i) any applicable Law to which the Company or any of its Subsidiaries is subject, (ii) the certificate of incorporation or bylaws of each of Lakestar and Seller, or (iii) any Contract to which Lakestar or Seller is a party or by which Lakestar or Seller may be bound, (b) or terminate or result in the termination of any Contract, or (c) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries, or (d) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (other than a Permitted Lien) or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, or cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries under any provision of any Contract or other instrument, except, in each case of clauses (a)(i), (a)(iii), (b), (c) and (d), to the extent that the occurrence of any of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Lakestar or Seller to enter into and perform its obligations under this Agreement.

4.4 Ownership. Seller is the record and beneficial owner of the Units, free and clear of any Lien (other than Permitted Liens) and any other limitation or restriction (other than restrictions on transfer under state and federal securities Laws) and will transfer and deliver to Purchaser at the Closing valid title to such Units free and clear of any Lien (other than Permitted Liens) and any such limitation or restriction (other than restrictions on transfer under state and federal securities Laws).

4.5 Litigation. There are no (and, during the three (3) years preceding the date hereof, there have not been any) material Actions, or, to the knowledge of each of Lakestar and Seller, material investigations, pending before or by any Governmental Authority or, to the knowledge of each of Lakestar and Seller, threatened in writing, against Lakestar or Seller, as applicable, which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Lakestar or Seller to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Lakestar or

Seller which could reasonably be expected to have a material adverse effect on the ability of Lakestar or Seller to enter into and perform its obligations under this Agreement.

4.6 Brokers’ Fees. Except as set forth on Schedule 3.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Lakestar or Seller.

4.7 Solvency. Neither Lakestar nor Seller is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. At and immediately after the Closing Date, each of Conexant and each of its respective direct or indirect Subsidiaries (which, for purposes of clarity, excludes the Company and each of its direct or indirect Subsidiaries pursuant to the Reorganization) (a) is solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) has adequate capital and liquidity with which to engage in its business and (c) has not incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

4.8 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Lakestar and Seller and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that none of Purchaser or any of its respective Affiliates, agents or representatives is making any representation or warranty in connection with the transactions contemplated by this Agreement whatsoever, express or implied, including with respect to any inventory, equipment, assets, properties and business of the Purchaser and its Subsidiaries, beyond those expressly given in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Purchaser or any of its Subsidiaries, and Purchaser is not making any representation or warranty beyond those expressly given in Article V. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions provided outside of this Agreement and Schedules in connection with the transactions contemplated by this Agreement, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Seller) or management presentations that have been or may hereafter be provided prior to the Closing Date, in each case, in connection with the transactions contemplated hereby, to Seller or Lakestar or any of their respective agents or representatives are not and will not be deemed to be representations or warranties of Purchaser with respect to this Agreement and the transactions contemplated hereby, and no representation or warranty is made in connection with the transactions contemplated by this Agreement as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

4.9 Investor Suitability. Seller is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

4.10 Investment Experience. Seller has such knowledge, experience and skill in evaluating and investing in securities, based on actual participation in financial investment and business matters, so that it is capable of evaluating the merits and risk of an investment in Purchaser

Securities, and the suitability of Purchaser Securities as an investment and can bear the economic risk of an investment in Purchaser Securities indefinitely. Seller understands that no guarantees have been made or can be made with respect to the future value, if any, of Purchaser Securities, or the profitability or success of Purchaser’s business.

4.11 Purchaser for Own Account. Seller is acquiring Purchaser Securities for its own account, and not as a nominee or agent, with the present intention of holding such securities for purposes of investment, and not with a view to the sale or distribution of any part thereof. Seller has no intention of selling, granting any participation in, or otherwise distributing such securities in a public distribution in violation of the federal securities Laws or any applicable state securities Laws.

4.12 Acknowledgements. Seller understands and acknowledges that the offering of Purchaser Securities pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation D, and that Purchaser’s reliance upon such exemption is predicated upon Seller’s representations set forth in this Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Lakestar, the Company and Seller as of the date of this Agreement as follows:

5.1 Corporate Organization. Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of Purchaser and its bylaws previously delivered by Purchaser to the Company, are true, correct and complete. Purchaser is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.2 Due Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3 No Conflict. Except as set forth on Schedule 5.3, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 or on Schedule 5.5, the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of, (i) any applicable Law to which Purchaser is subject, (ii) the certificate of incorporation, bylaws or other organizational documents of Purchaser or any Subsidiary of Purchaser, or (iii) any material Contract to which Purchaser is a party or by which Purchaser may be bound, or (b) terminate or result in the termination of any such agreement, indenture or instrument, or (c) result in the creation of any Lien upon any of the properties or assets of Purchaser or (d) constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except, in each case of clauses (a)(i), (a)(iii), (b), (c) and (d), to the extent that the occurrence of the foregoing would not adversely affect or delay the ability of Purchaser to enter into and perform its obligations under this Agreement.

5.4 Litigation and Proceedings. There are no (and, during the three (3) years preceding the date hereof, there have not been any) material Actions, or, to the knowledge of Purchaser, material investigations, pending before or by any Governmental Authority or, to the knowledge of Purchaser, threatened, against Purchaser which, if determined adversely, could adversely affect or delay the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Purchaser which could adversely affect or delay the ability of Purchaser to enter into and perform its obligations under this Agreement.

5.5 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of the Company and Seller contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Purchaser with respect to Purchaser’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to Purchaser, and (c) as otherwise disclosed on Schedule 5.5.

5.6 Financial Ability. Purchaser is a party to Purchaser Credit Agreement. As of the date of this Agreement and as of the Closing Date, Purchaser has and will have sufficient cash and available borrowings (“Closing Date Borrowings”) under Purchaser Credit Agreement to fund the Cash Consideration and to pay all other cash amounts required to be provided by Purchaser for consummation of the transactions contemplated by this Agreement, including all fees and expenses required to be paid in connection with the transactions contemplated by this Agreement. The Purchaser Credit Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. There are no conditions precedent or other contingencies related to the Closing Date Borrowings other than conditions which are customary for borrowings to finance limited conditionality acquisitions including SunGard provisions or conditions set forth in Section 6.2 of the Purchaser Credit Agreement. Purchaser has no reason to believe that any of the conditions to the Closing Date Borrowings will not be satisfied or that the Closing Date Borrowings will not be available to Purchaser on the Closing Date. Purchaser acknowledges that its obligations under this Agreement are not in any way conditioned upon or subject to its receipt of the proceeds made available under the Purchaser Credit Agreement or any other financing.

5.7 Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Purchaser), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of its Affiliates.

5.8 Solvency; Company After the Closing. Purchaser is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the purchase and sale of Units contemplated hereby, at and immediately after the Closing, each of Purchaser and the Company and each of its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

5.9 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Purchaser and any of its respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that none of Lakestar, Seller, the Company nor any of their respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, including with respect to any inventory, equipment, assets, properties and business of the Company and its Subsidiaries, beyond those expressly given in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and Lakestar and Seller are not making any representation or warranty beyond those expressly given in Article IV. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions provided outside of this Agreement and the Schedules or that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Purchaser pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Purchaser or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

5.10 Purchaser Securities. Upon the Closing, the Purchaser Securities to be issued in accordance with Article II shall be (a) duly authorized, and when issued, shall be validly issued, fully paid and nonassessable, (b) issued without violation of any preemptive rights of any third party and (c) free and clear of all Liens (other than any restrictions under the Securities Act and state securities Laws). There are no Contracts to which Purchaser is a party restricting Purchaser’s ability to issue the Purchaser Securities as contemplated under Article II.

5.11 SEC Reports; Listing. Purchaser has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports and documents required to be filed by Purchaser since January 1, 2016 (collectively, the “Purchaser SEC Reports”). As of their respective dates, the Purchaser SEC Reports (a) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002, as amended (“SOX”) and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports and (b) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Purchaser makes no representation or warranty whatsoever concerning any Purchaser SEC Report as of any time other than the date or period with respect to which it was filed. None of Purchaser’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The chief executive officer and the chief financial officer of Purchaser have signed, and Purchaser has filed with the SEC, all certifications required by Section 906 of SOX and such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither Purchaser nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing of such certifications. As used in this Article V, the term “file” shall be broadly construed to include any manner in which a document or information is filed with or furnished to the SEC. Purchaser is, and, since January 1, 2016, has been, in material compliance with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

5.12 Purchaser Financial Statements. Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Purchaser SEC Reports (a) was prepared in accordance with GAAP, (b) was derived from the books and records of Purchaser, and (c) presents fairly, in all material respects, the consolidated financial position and the results of operations of Purchaser and its Subsidiaries (as applicable) as of the respective dates of and for the periods referred to in such financial statements in conformity with GAAP applied on a consistent basis (except, in the case of the interim financial statements, for the absence of footnotes and other presentation items and for normal year-end adjustments).

5.13 Capitalization.

(a) As of May 31, 2017, the authorized capital stock of Purchaser consists of 120,000,000 shares of voting common stock, $0.001 par value per share, of which 60,488,292 is issued (25,941,476 of which are treasury shares and 34,546,816 of which are outstanding), and 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares have been designated by Purchaser’s board of directors. All issued and outstanding shares of capital stock of Purchaser have been duly authorized and validly issued, are fully paid and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Except as set forth above, no other equity interests of Purchaser are authorized, issued or outstanding.

(b) Except as set forth on Schedule 5.13(b) or as disclosed in the Purchaser SEC Reports, there are no (i) outstanding securities convertible or exchangeable into equity interests of Purchaser, (ii) options, warrants, calls, subscriptions, conversion rights, exchange rights, purchase rights or other rights, agreements or commitments obligating Purchaser to issue, sell, register, purchase or redeem any of its Equity Interests or any ownership interest or rights therein, or (iii) voting trusts, proxies or other agreements or understandings to which Purchaser is bound with respect to the voting, transfer or other disposition of its equity interests. There are no equity appreciation rights, phantom equity rights, profit participation or similar rights or arrangements outstanding with respect to Purchaser, and no derivative instruments issued by Purchaser exist, the underlying security of which is an equity interest of Purchaser.

ARTICLE VI.

COVENANTS OF THE COMPANY

6.1 Conduct of Business. From the date of this Agreement through the Closing, the Company shall and shall cause its Subsidiaries to, except as otherwise contemplated by this Agreement or as consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or as consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a) Organizational Documents. Change or amend the organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law;

(b) Dividends; Distributions. Make or declare any non-cash dividend or non-cash distribution to the sole member of the Company in its capacity as such;

(c) SARs. Grant or issue any new SARs or other equity-linked securities, or amend, settle, terminate or otherwise modify any SARs or other equity-linked securities outstanding immediately prior to the execution of this Agreement, in each case, except pursuant to Section 2.5 or a written instruction from Purchaser;

(d) Material Contracts. Modify or terminate (excluding any expiration in accordance with its terms) any Material Contract (other than any Credit Document), in a manner that is material and adverse to the Company and its Subsidiaries, taken as a whole, except in the ordinary course of business;

(e) Compensation and Benefits. Except (i) as otherwise required by Law, or (ii) pursuant to currently existing Company Benefit Plans or Contracts of the Company or any of its Subsidiaries effective as of the date of this Agreement and listed on Schedule 3.11(a)(ii), Schedule 3.11(a)(iii) or Schedule 3.12(a), make any material increase, decrease, withholding or other modification in compensation or other benefits (including severance, change in control or retention benefits) to any officer or employee of the Company or any of its Subsidiaries, or adopt, terminate, enter into or materially amend any Company Benefit Plan;

(f) Labor Agreements. Enter into, materially amend, or terminate any collective bargaining agreement, collective labor agreement or similar agreements with respect to Covered Employees;

(g) WARN Act. Implement any plant closing or layoff of Covered Employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar Law without advance notification to Purchaser;

(h) Material Transactions. Acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(i) Dispositions. Sell, lease, transfer, license or otherwise dispose of or pledge or encumber any of the assets of the Company or any of its Subsidiaries with a book value in excess of $100,000 individually or $250,000 in the aggregate, except for in the ordinary course of business or in connection with the potential IP transaction generally described in Section 8.3 and Schedule 8.3;

(j) Acquisitions. Acquire any assets in excess of $100,000 individually or $250,000 in the aggregate, except in the ordinary course of business;

(k) Capital Expenditures. Make or commit to making any capital expenditures with a value or amount in excess of $100,000, except in the ordinary course of business;

(l) Employee Loans. Make any material loans or material advances to any Person, except for advances to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business;

(m) Tax Matters. Other than as required by Law or as expressly contemplated pursuant to this Agreement, (i) make any Tax election that is inconsistent with past practices; (ii) change or revoke any Tax election; (iii) adopt or change any Tax accounting method; (iv) incur any material Taxes, other than in the ordinary course of business; (v) enter into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any Tax or Tax Return of the Company or any of its Subsidiaries; (vi) change an accounting period of the Company or any of its Subsidiaries with respect to any Tax; (vii) file an amended Tax Return; or (viii) enter into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes;

(n) Intellectual Property. Assign, transfer, license or abandon any material Intellectual Property owned by the Company or any of its Subsidiaries, except in the ordinary course of business;

(o) Affiliate Agreements. Enter into, renew, amend or otherwise modify any Affiliate Agreement (other than pursuant to a Company Benefit Plan set forth on Schedule 3.12(a) or in connection with the termination of such Affiliate Agreement pursuant to this Agreement);

(p) Legal Actions. Waive, assign, settle, compromise or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than (i) in the ordinary course of business, (ii) with respect to any claims that otherwise do not exceed $100,000, individually, or $500,000 in the aggregate (net of insurance recoveries), or (iii) with respect to the Known Litigation Matters solely to the extent the aggregate liability to the Company does not exceed $1,000,000 in the aggregate;

(q) Indebtedness; Guarantees. Incur, assume or guarantee any indebtedness for borrowed money other than in connection with borrowings under the Company’s existing Credit Agreement or otherwise in the ordinary course of business;

(r) Liens. Subject any portion of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any Lien, except for Permitted Liens;

(s) Dissolution. Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(t) Accounting. Make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries reflected in the Interim Financial Statements, except insofar as may have been required by a change in GAAP or Law;

(u) Units. Issue, deliver or sell, or authorize the issuance, delivery or sale of the limited liability company interests of the Company or the equity interests of any Subsidiary of the Company or subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the Company’s Units or the equity interests of any Subsidiary of the Company, or any other Contracts by which the Company or any of its Subsidiaries would be obligated to issue or sell any Units of, other equity interests in or debt securities of, the Company or any of its Subsidiaries; or

(v) Related Actions. Enter into any agreement to do any action prohibited under this Section 6.1.

6.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Purchaser and its accountants, counsel and other representatives reasonable access prior to the Closing Date, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, however, that (a) Purchaser shall not without the prior written consent of the Company be permitted as part of such access to perform with respect to the Company and its Subsidiaries any environmental sampling at any Leased Real Property (including any collection of samples of soil, groundwater, surface water, building materials, or air or wastewater emissions) and (b) all requests by Purchaser for access pursuant to this Section 6.2 shall be submitted or directed exclusively to a duly authorized representative of the Company designated by the Company in writing to Purchaser. All information obtained by Purchaser and its respective representatives under this Agreement shall be subject to the Confidentiality Agreement.

6.3 Required Company Information; Cooperation.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts to provide to Purchaser the following (the “Required Company Information”): (a) audited annual and unaudited interim financial statements of the Company and its Subsidiaries required by Regulation S-X under the Securities Act (“Regulation S-X”) and Item 9.01 of Form 8-K, in such form as is reasonably acceptable to Purchaser, together with any required report of the Company’s independent auditors and the consent of such auditor to include its report in Purchaser’s SEC filings; and (b) such other information (financial or otherwise) regarding Seller, the Company and its Subsidiaries which is relevant and required by the rules and regulations of the Exchange Act of 1934, as amended, or Regulation S-X to enable Purchaser to prepare (i) pro forma financial statements in accordance with Regulation S-X, and (ii) the resale shelf registration statement. In connection with the foregoing, Seller and the Company shall provide reasonable assistance to Purchaser (including directing counsel and independent auditors to cooperate with Purchaser’s counsel and independent auditors) to enable Purchaser to file the resale shelf registration statement on or promptly following the Closing Date.

(b) Prior to the Closing, the Company, at the sole cost and expense of Purchaser, shall use commercially reasonable efforts to cause its outside auditor to review the Company’s financial statements for the nine-month period ended June 30, 2017, in accordance with AU Section 722 in order to permit the inclusion by Purchaser of such outside auditor’s review report in Purchaser’s Form 8-K following the Closing.

(c) Prior to the Closing, the Company shall use commercially reasonable efforts, at Purchaser’s sole expense, to cooperate (and cause its Subsidiaries to cooperate) with Purchaser as necessary in connection with the arrangement of a Rule 144A-for-life or other private placement of debt securities (the “Debt Financing”) as may be reasonably requested by Purchaser (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using commercially reasonable efforts to cause the officers of the Company to (i) participate at reasonable times and locations mutually agreed and reasonably coordinated in advance thereof in a reasonable number of investor meetings and due diligence sessions and drafting sessions (but excluding road shows and similar off-site presentations to investors), (ii) reasonably assist Purchaser and its financing sources in the preparation of materials for offering memoranda or other marketing documents customarily used to arrange the Debt Financing (including customary comfort letters and customary management representation letters if required), and furnishing Purchaser with information reasonably requested to complete diligence requests made by Purchaser’s financing sources and schedules to the Purchaser Credit Documents), (iii) reasonably cooperate with the marketing efforts of Purchaser and its financing sources for any portion of the Debt Financing, and (iv) reasonably cooperate with respect to satisfying the conditions precedent set forth in the definitive documentation with respect to the Debt Financing, provided, in each case in clauses (i) through (iv), that (A) none of the Company or any of its Subsidiaries shall be required to incur any liability in connection with the Debt Financing prior to the Closing that is not conditioned on the occurrence of the Closing, (B) nothing in this Section 6.3(c) shall require cooperation to the extent that it would (I) cause any condition to Closing set forth in Article IX to not be satisfied or otherwise cause any breach of this Agreement, (II) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate the Company’s organizational documents or any Law, or result in the contravention of, or result in a violation or breach of, or default under, any material Contract, (III) cause any representation or warranty or covenant in this Agreement to be breached by the Company or any of its Subsidiaries, (IV) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, or (V) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (C) the pre-Closing board of directors, members or managers, as applicable, of the Company and the directors, managers and general partners of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (D) none of the Company or any of its Subsidiaries shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or definitive legal documents in connection with the Debt Financing that is not conditioned on occurrence of the Closing and (v) Purchaser shall indemnify, defend and hold harmless (the “Debt Financing Cooperation Indemnity”) the Company and its Affiliates, and their respective pre-Closing directors, members, managers, shareholders, officers, employees and representatives (collectively, the “Financing Indemnitees”), from and against any liability, obligation, cost or expense (including attorney’s fees) in connection with the Debt Financing and any information provided in connection therewith or providing the assistance contemplated by this Section 6.3, in each case other than to the extent any of the foregoing arises from the fraud, intentional misrepresentation or willful misconduct of such Financing Indemnitee, as finally determined by a court of competent jurisdiction. The Debt Financing Cooperation Indemnity shall survive the Closing or any termination of this Agreement. Except for the representations and warranties of the Company set forth in Article III of this Agreement, the Company shall not have any liability to Purchaser in respect of any financial information or data or other information provided pursuant to this Section 6.3. All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Purchaser and its Affiliates and their respective officers, managers, members, directors, employees, stockholders, agents and representatives pursuant to this Section 6.3(c) shall be kept confidential in accordance with the Confidentiality Agreement except as otherwise agreed by the Company (it being understood and agreed that information shall be permitted to be shared with Purchaser’s financing sources so long as they agree to the terms of the Confidentiality Agreement, including though “click-through” acknowledgements). Purchaser shall promptly reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.3(c) and, to the extent Purchaser does not reimburse the Company or its applicable Subsidiary for any such cost on or prior to the date of the Closing Balance Sheet (so long as reasonable documentation was provided supporting such cost), the Company shall be deemed to have a current asset in the amount of such unreimbursed costs (and no such amounts shall be included as current liabilities in the Closing Balance Sheet calculation or included in the calculation of Company Expenses) so long as such expenses are invoiced at least two (2) Business Days prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to pay any commitment or similar fee or incur any other liability in connection with the Debt Financing prior to the Closing for which it is not reimbursed by Purchaser and, to the extent Purchaser does not reimburse the Company or its applicable Subsidiary for any such fee on or prior to the date of the Closing Balance Sheet, the Company shall be deemed to have a current asset in the amount of such unreimbursed fee (and no such amounts shall be included as current liabilities in the Closing Balance Sheet calculation or included in the calculation of Company Expenses). Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 9.2(b), as it applies to the Company’s obligations under this Section 6.3, shall be deemed satisfied unless the Company has knowingly and willfully materially breached its obligations under this Section 6.3.

6.4 Acceptance of Purchaser Offer of Employment. Prior to the Closing, the Company shall use commercially reasonable efforts to cause all of the Covered Employees who hold any SARs to accept the offer of employment offered to such Covered Employees by Purchaser pursuant to Section 7.2(a).

6.5 Employee Agreements and Consents. Prior to the Closing, the Company shall use commercially reasonable efforts to obtain from each holder of Vested SARs and Unvested SARs an executed counterpart to the Employee Agreement and Consents.

6.6 Transferred Assets. Prior to the Closing, Lakestar shall use commercially reasonable efforts to cause the Excluded Subsidiaries (as applicable) to assign, transfer, convey, and deliver to the Company all of such Person’s right, title, and interest in and to the assets set forth on Schedule 6.6, free and clear of any Liens other than Permitted Liens, and shall deliver to Purchaser any and all documentation reflecting such assignment, transfer, conveyance, and delivery in a form reasonably satisfactory to Purchaser.

6.7 Intellectual Property Matters. The Company shall, and Seller shall cause the Excluded Subsidiaries to, as applicable, use commercially reasonable efforts to update, correct, or otherwise address the matters set forth in Schedule 3.21(b) prior to the Closing, and shall deliver to Purchaser any and all documentation reasonably satisfactory to Purchaser reflecting such actions.

6.8 Termination of Certain Agreements. Prior to the Closing, the Company shall take all actions necessary to cause the contracts listed on Schedule 6.8 to be terminated without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

ARTICLE VII.

COVENANTS OF PURCHASER

7.1 Indemnification and Insurance.

(a) From and after the Closing Date, Purchaser agrees that it shall indemnify and hold harmless each present and former director, member, manager, unitholder and officer of the Company and any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of formation, operating agreement or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, (i) Purchaser shall cause the Company and each of its Subsidiaries (A) to maintain for a period of not less than six (6) years from the Closing Date provisions in its certificate of formation, operating agreement and other organizational documents concerning the elimination of liability of directors and the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, members, managers, employees, and agents that are no less favorable to those Persons than the provisions of certificate of formation, operating agreement and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (B) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law and (ii) Purchaser agrees that any indemnification and advancement of expenses available to any current or former director of the Company or its Subsidiaries by virtue of such current or former director’s service as a partner or employee of any investment fund that is an Affiliate of the Company prior to the Closing (any such current or former director, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by Purchaser, the Company and its Subsidiaries pursuant to this Section 7.1 and that Purchaser, the Company and its Subsidiaries (A) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 7.1, (B) shall be fully responsible for the advancement of all expenses and the payment of all Damages with respect to Sponsor Directors which are addressed by this Section 7.1 and (C) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this Section 7.1. Purchaser shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 7.1.

(b) Prior to the Closing, the Company shall cause coverage to be extended under the Company’s then-current directors’ and officers’ liability insurance by obtaining a non-cancellable “tail” policy for a period of six (6) years from the Closing Date (the “D&O Tail Policy”), and Purchaser shall cause the Company to maintain in effect such D&O Tail Policy; provided, however, that if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.1 shall be continued in respect of such claim until the final disposition thereof. Seller and Purchaser shall each be responsible for fifty percent (50%) of the cost of the D&O Tail Policy.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.1 shall survive the consummation of the transaction contemplated hereby indefinitely and shall be binding, jointly and severally, on all successors and assigns of Purchaser and the Company. In the event that Purchaser or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.1.

7.2 Employee Matters.

(a) Purchaser shall, or shall cause the Company and its Subsidiaries after the Closing Date to, use reasonable best efforts to take such action as may be necessary so that on and after the Closing and at all times prior to the first anniversary of the Closing Date, officers and employees of the Company and its Subsidiaries (“Covered Employees”) are provided base salary or wages and annual cash bonus opportunities (excluding any stock appreciation rights awards) with at least reasonably equivalent value in the aggregate (with neither base salary nor wages and annual cash bonus opportunity individually being materially and adversely different) to those made available by the Company and its Subsidiaries to such officers and employees immediately prior to the Closing. For purposes of eligibility to participate and vesting in all employee benefits provided by Purchaser (other than for purposes of benefit accrual in any defined-benefit pension plan or scheme), Purchaser shall use commercially reasonable efforts so that the Covered Employees will be credited with their years of service with the Company and its Subsidiaries and prior employers (to the extent service with prior employers is taken into account under the plans of the Company and its Subsidiaries), except where such crediting would result in duplication of benefits for the same period of service. Purchaser will use its commercially reasonable efforts to ensure that the eligibility of Covered Employees to participate in any welfare benefit plan or program of Purchaser, or any Subsidiary of Purchaser, shall not be subject to any exclusions or limitations for any pre-existing conditions except to the extent such individual was or would have been subject to such exclusion under similar benefit plans and programs of the Company and its Subsidiaries. Purchaser will also use its commercially reasonable efforts to ensure that each such welfare benefit plan shall waive eligibility waiting periods and Covered Employees shall be given credit under the applicable plan for amounts paid during the calendar year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums, as though such amounts have been paid in accordance with the terms and conditions of the applicable plan. Nothing contained in this Section 7.2 (a) is intended to be or shall be considered to be an establishment, amendment or modification of any plan, program, agreement, arrangement or policy of the Company, Purchaser or any of their Subsidiaries, (b) shall require Purchaser, the Company or any of their Subsidiaries to continue to employ any particular Covered Employee following the Closing Date, or (c) shall restrict Purchaser, the Company or any of their Subsidiaries from terminating the employment of any Covered Employee at any time and for any reason. To the extent Purchaser offers employment commencing on the Closing Date to any Covered Employee, the Company shall confirm with such Covered Employee whether he/she accepts such employment by Purchaser, and shall use commercially reasonable efforts to cause such Covered Employee to accept such offer of employment by Purchaser.

(b) Notwithstanding anything contained in Section 7.2(a), Purchaser shall, or shall cause the Company and its Subsidiaries after the Closing Date to, deliver to each holder of Unvested SARs through payroll to each such holder (subject to withholding for Taxes, which amounts shall be disbursed by the Company to the applicable Taxing Authority, and any terms and conditions in the SARs Plan, including with respect to vesting of such Unvested SARs) the amounts set forth next to such holder’s name in the SARs Settlement Statement, such amounts to be paid (or caused to be paid) on or promptly after the corresponding dates set forth in the SARs Settlement Statement.

(c) The Company shall take all necessary actions to terminate the Conexant Systems, Inc. Retirement Savings Plan (the “Company 401(k) Plan”) in accordance with its terms and applicable Law, effective as of immediately prior to, and contingent on, the Closing, and all documentation reflecting such actions shall be subject to the prior review and reasonable approval of Purchaser. Such actions shall include, without limitation, the adoption of resolutions by Seller, in its capacity as the sole member and managing member of the Company, (i) terminating the Company 401(k) Plan contingent on the Closing, (ii) causing all participants to be fully vested in their accounts (including with respect to employer matching contributions), and (iii) permitting each Covered Employee having an outstanding loan under such Covered Employee’s account under the Company 401(k) Plan to rollover such outstanding loan and such Covered Employee’s account balance to Purchaser’s 401(k) defined contribution plan. As of the Closing, Purchaser shall cause the Covered Employees to be eligible to participate in its 401(k) Plan. As soon as practicable following the Closing, subject to such reasonable procedural and other requirements and restrictions as Purchaser deems necessary or appropriate, Purchaser shall use commercially reasonable efforts to cause its 401(k) plan to accept qualified direct rollovers of the participant accounts (including loans) maintained on behalf of any Covered Employee to Purchaser’s 401(k) plan. This Section 7.2 shall inure exclusively to the benefit of, and be binding solely upon, the parties and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Section 7.2, express or implied, shall be construed to create any third-party beneficiary rights in any Person, including any Covered Employees, former employees, service providers, any participant or any beneficiary thereof in any compensation related obligation, Company Benefit Plan or any other plan or arrangement of Purchaser, the Company or their respective Subsidiaries or any such Person’s alternate payees, dependents or beneficiaries, whether in respect of continued employment or resumed employment, compensation, employee benefits or otherwise.

(d) Prior to the Closing Date, the Company shall use commercially reasonable efforts, at Purchaser’s sole cost and expense, to terminate each of the Company Benefit Plans set forth on Schedule 7.2(d) in accordance with its terms and applicable Law, effective as of immediately prior to the Closing.

7.3 Closing Date Borrowings. Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the aggregate Cash Consideration and the funds otherwise necessary to effect the consummation of the transactions contemplated by this Agreement on or prior to the date upon which the Closing is required to be consummated pursuant to the terms hereof. In furtherance and not in limitation of the foregoing, Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to obtain the Closing Date Borrowings on the terms and conditions described in the Purchaser Credit Agreement, including maintaining in effect the Purchaser Credit Agreement and using reasonable best efforts to, as promptly as possible, satisfy on a timely basis all conditions applicable to Purchaser obtaining the Closing Date Borrowings and consummate the Closing Date Borrowings no later than the Closing Date. Purchaser shall promptly deliver to Seller true, complete and correct copies of any amendment or modification to the Purchaser Credit Agreement. Purchaser acknowledges and agrees that neither the Closing Date Borrowings nor the Debt Financing is a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Closing Date Borrowings or the Debt Financing, subject to fulfillment or waiver of the conditions set forth in Section 9.1 and Section 9.2.

7.4 Resale Shelf Registration Statement. Subject to Purchaser’s receipt of the Required Company Information, Purchaser shall use reasonable best efforts to prepare and file an automatic shelf registration statement (within the meaning of such term in Instruction I.D to Form S-3) with the SEC covering the resale of Purchaser Securities as soon as practicable following the Closing but in any event no later than the date which is later of (i) the Closing Date, and (ii) ten (10) days following Purchaser’s receipt from the Company of the Required Company Information.

ARTICLE VIII.

JOINT COVENANTS

8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of Purchaser with respect to the notifications, filings, reaffirmations and applications described in Section 8.2, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, Purchaser and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Purchaser, the Company, or their respective Affiliates are required to obtain in order to consummate the Closing, including the consents and approvals set forth on Schedule 3.4, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party in connection with the consummation of the transactions contemplated hereby.

8.2 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company and Purchaser shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, and (ii) make other appropriate filings necessary to any Governmental Authority as disclosed on Schedule 5.5 as promptly as practicable; provided, that neither party shall request early termination of any waiting period under the HSR Act without the prior written consent of the other party. The Company and Purchaser shall substantially comply with any Information or Document Requests as promptly as practicable.

(b) The Company and Purchaser shall exercise their respective reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. Notwithstanding anything in this Agreement to the contrary, in no event shall Purchaser be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that will in any way limit the right of Purchaser to own or operate all or any portion of its assets, properties or businesses or the assets, properties or businesses being acquired pursuant to this Agreement. The Company shall not discuss, negotiate or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Purchaser’s freedom of action with respect Purchaser’s assets, properties or businesses or the assets, properties or businesses being acquired pursuant to this Agreement.

(c) The Company and Purchaser shall promptly furnish to the other copies of any notices or written communications received from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company and Purchaser shall permit counsel to the other an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed written communications to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that neither the Company nor Purchaser shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other. Purchaser agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone with any Governmental Authority concerning or in connection with the transactions contemplated hereby.

(d) Seller and Purchaser shall each be responsible for fifty percent (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

8.3 Potential IP Transaction. The parties agree and acknowledge that, to the extent the Company enters into a printer IP license agreement (or any substantially similar agreement) with the business entity set forth on Schedule 8.3 (or an Affiliate thereof) prior to the Closing Date, the Company may be entitled to receive aggregate cash payments of up to $5,000,000. The parties agree and acknowledge that twenty-five percent (25%) of any such payment shall be delivered to the Company to be used for the benefit of the Company’s employees, with the remainder of any such payment (i.e., seventy-five percent (75%)) to be distributed to Seller prior to the Closing Date (or promptly paid directly to Seller by the Company if any portion of such payment is received by the Company within the twelve (12) months following the Closing Date).

8.4 Tax Matters.

(a) All Tax Returns of the Company and each of its Subsidiaries required to be filed for the periods ending on or prior to the Closing Date shall be prepared and filed (or caused to be prepared and filed) by Seller, and Seller shall pay all Taxes due in connection with such Tax Returns. Unless otherwise required by Law, such Tax Returns shall be prepared in a manner consistent with the most recent past practice of the Company and its Subsidiaries. All Tax Returns of the Company and each of its Subsidiaries required to be filed for the periods ending after the Closing Date for any taxable period (or portion thereof) beginning on or prior to the Closing Date shall be prepared and filed (or caused to be prepared and filed) by Purchaser. Unless otherwise required by Law, such Tax Returns shall be prepared in a manner consistent with the most recent past practice of the Company and its Subsidiaries. Purchaser shall deliver such Tax Returns to Seller, for Seller’s review and comment no later than twenty (20) days before the filing date for each such Tax Return. Purchaser shall incorporate any reasonable comments of Seller that are received by Purchaser within ten (10) days after Purchaser’s delivery of the applicable Tax Return to Seller into the final Tax Return prior to filing. No failure or delay of Purchaser in providing such Tax Returns for Seller’s review shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement except to the extent Seller is actually prejudiced by such delay or failure.

(b) Purchaser will timely file all Tax Returns and other documentation necessary with respect to all Transfer Taxes and, to the extent required by Law, the parties hereto will cooperate in the execution of such Tax Returns and other documentation. Seller and Purchaser shall each pay fifty percent (50%) of all Transfer Taxes incurred by the Company in connection with the transactions contemplated by this Agreement.

(c) Each party hereto agrees to, and agrees to cause its Affiliates and employees to, cooperate fully, as reasonably requested by the other parties, in connection with the preparation of any Tax Return of the Company or its Subsidiaries with respect to any taxable period ending on or before the Closing Date or any Straddle Period, the conduct of any Tax Contest Claim and the provision of any information necessary or reasonably requested to allow Purchaser, the Company or any of its Subsidiaries to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to Tax matters and making employees available on a mutually convenient basis to provide additional information.

(d) Purchaser shall promptly notify Seller in writing upon receipt by any Purchaser Indemnified Party or any of their Affiliates of any written notice from a Taxing Authority of an Action with respect to Taxes of the Company or any of its Subsidiaries which may give rise to an Indemnification Claim relating to Taxes for which the Purchaser Indemnified Parties may be entitled to indemnification under Section 11.2(a) (such Action, a “Tax Contest”). Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Taxing Authority. No failure or delay of Purchaser in providing such notice to Seller shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement except to the extent Seller is actually prejudiced by such delay or failure. Seller shall have the right to control any Tax Contest that is solely related to a Pre-Closing Tax Period; provided, however, that (i) Seller shall promptly give notice of its intent to control such Tax Contest to Purchaser, (ii) Purchaser, at its sole cost and expense, shall have the right to participate in any such Tax Contest and (iii) Seller shall not settle or otherwise resolve any Tax Contest if such settlement or other resolution would reasonably be expected to impact any Taxes (or Tax Returns) of Purchaser, the Company or any of its Subsidiaries for a Post-Closing Tax Period (or portion of any Straddle Period beginning after the Closing Date) without the consent of Purchaser (which consent shall not be unreasonably conditioned, withheld, delayed or denied). The Company or its applicable Subsidiary shall control all Tax Contests not controlled by Seller; provided, however, that (i) Seller, at its sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period and (ii) Purchaser shall not allow the Company or any of its Subsidiaries to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Indemnified Taxes for a Pre-Closing Tax Period without the consent of Seller (which consent shall not be unreasonably conditioned, withheld, delayed or denied).

(e) After the Closing, except with the prior written consent of Seller, Purchaser agrees not to, and agrees to cause its Affiliates not to, (i) file any amended Tax Return, (ii) change any Tax election or any Tax accounting method, (iii) adopt any Tax accounting method or make any Tax election, in each case, inconsistent with past practices, (iv) change any annual Tax accounting period, (v) agree to extend any statute of limitations for Taxes, (vi) settle any right to a Pre-Closing Tax Refund or other Tax benefit, or (vii) initiate any voluntary disclosure with respect to Taxes, in each case, if such action is with respect to a taxable period ending on or prior to the Closing Date and would increase the amount of entitlement of any Purchaser Indemnified Party to indemnification pursuant to this Agreement or would decrease the amount of entitlement of Seller with respect to a Pre-Closing Tax Refund of the Company or any of its Subsidiaries.

(f) Purchaser agrees to cause the Company to pay to Seller the amount of any Tax refund (without any interest except any interest paid or credited with respect thereto by the applicable Governmental Authority and net of (i) any Taxes (including any Taxes imposed on a distribution of any portion of such refund to the Company) and (ii) any out-of-pocket expenses that Purchaser, the Company, or any of its Subsidiaries or any of their Affiliates incur with respect to such refund (and related interest)) of the Company or any of its Subsidiaries for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) (x) promptly upon the receipt of such Tax refund or (y) when used by the Company or any of its Subsidiaries to credit an account with a Taxing Authority or to offset any Taxes of the Company for any Post-Closing Tax Period (or portion of any Straddle Period beginning after the Closing Date) (each of (x) and (y), a “Pre-Closing Tax Refund”). Purchaser agrees to, and agrees to cause its Affiliates to use commercially reasonable efforts to obtain any such Pre-Closing Tax Refund. Purchaser agrees to permit Seller to participate (at its expense) in the efforts to obtain any Pre-Closing Tax Refund. Notwithstanding the foregoing, nothing in this Section 8.4(f) shall require that Purchaser make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Purchaser, the Company, and its Subsidiaries) that is with respect to (A) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a Post-Closing Period (or the portion of any Straddle Period beginning after the Closing Date); (B) any refund of an Indemnified Tax paid after the Closing Date to the extent Seller has not indemnified Purchaser, Company, or the applicable Subsidiary for such Indemnified Taxes; (C) any refund for Tax that is reflected as a current asset (or offset to a current liability) on the Closing Date Net Working Capital, as finally determined; or (D) any refund for Tax that gives rise to a payment obligation by the Company or any of its Subsidiaries to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by the Company (or any of its Subsidiaries) on or prior to the Closing Date.

(g) Within ninety (90) days following the final determination of the Closing Date Net Working Capital, Purchaser shall provide to Seller a purchase price allocation in accordance with the requirements of Section 1060 of the Code and the allocation methodologies on Schedule 8.4(g) (the “Purchase Price Allocation”) for Seller’s review and comment. Such Purchase Price Allocation shall (i) first allocate value among (x) the assets of the Company (other than equity in the Company’s Subsidiaries) and (y) each of the Company’s Subsidiaries, and (ii) second, with respect to such Company Subsidiaries that are disregarded for U.S. federal income Tax purposes (and with respect to Conexant Systems Worldwide, Inc. for which the Section 338(h)(10) Election is made) further allocate the value allocated to such entity among the assets of such entity. In the event Seller does not provide Purchaser with comments to the Purchase Price Allocation Schedule within forty-five (45) calendar days from its receipt thereof, such allocation shall be deemed final and agreed by the parties hereto. In the event that Seller provides comments within such forty-five (45) day period, the parties will negotiate in good faith to agree on a final allocation schedule. If the parties cannot agree on a final allocation schedule within such forty-five (45) day negotiation period, then the parties hereto shall each prepare their own allocation. If, and only if, the parties agree on a Purchase Price Allocation pursuant hereto, the parties shall report such Purchase Price Allocation with their Tax Returns and agree not to take a position inconsistent therewith in any filing, reporting, proceeding, audit or similar dispute unless otherwise required pursuant to a “determination” as described in Section 1313 of the Code. If the parties do not agree on a Purchase Price Allocation pursuant hereto, then each party may take any position it desires in connection with any Tax Return, filing, reporting, proceeding, audit or similar dispute.

(h) For purposes of determining the amount of Taxes that are attributable to a Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date) the parties agree as follows:

(i) In the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period;

(ii) In the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) to the extent relating to a Tax for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(iii) In the case of Taxes imposed on the Company or any of its Subsidiaries or Purchaser or any other Purchaser Indemnified Party as a result of income of any Flow-Thru Entity realized prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), such Taxes shall be treated as Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period.

(iv) In the case of all other Taxes for a Straddle Period (including income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company or its applicable Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause this clause (iv), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(i) Code Section 338(h)(10) Election.

(i) Seller shall join, in an appropriate and timely manner, with Purchaser in making an election under Section 338(h)(10) of the Code and any corresponding election permitted under the applicable Laws of any local, state or non-U.S. jurisdiction (collectively, the “Section 338(h)(10) Election”) with respect to Purchaser’s indirect acquisition of the shares of Conexant Systems Worldwide, Inc. (the “Worldwide Shares”).

(ii) Purchaser and each Seller shall take all actions necessary or appropriate to effect and preserve a timely Section 338(h)(10) Election with respect to Purchaser’s indirect acquisition of the Worldwide Shares, including, but not limited to, participating in the timely filing of IRS Form 8023 and related or comparable forms for state, local, or non-U.S. Law purposes (collectively, the “Section 338(h)(10) Forms”).

(iii) Purchaser shall prepare all Section 338(h)(10) Forms and shall provide them to Seller for execution prior to the Closing. Seller shall provide Purchaser with all of the information required to prepare all Section 338(h)(10) Forms, including, with respect to the IRS Form 8023, (A) the information regarding the common parent of Seller in Section C of the IRS Form 8023, and (B) the information regarding Conexant Systems Worldwide, Inc. in Section B. Seller shall promptly and properly complete and execute all of the forms Purchaser provides and return the appropriately executed copies to Purchaser for timely filing by Purchaser with the applicable Governmental Authority.

(j) Except as otherwise required by Law, the parties hereto agree to treat for all Tax purposes all payments under this Section 8.4 and all indemnification payments under Article XI as adjustments to the Purchase Price.

8.5 Non-Solicitation; No Hire; Non-Disparagement.

(a) During the period of one (1) year commencing on the Closing Date (the “Restricted Period”), neither Lakestar nor Seller shall, and each shall cause their respective controlled Affiliates operating in the semiconductor industry and representatives not to, directly or indirectly, (i) solicit for hiring or hire any employee of Purchaser, the Company or any of its Subsidiaries, or any person who was an employee of Purchaser, the Company or any of its Subsidiaries in the ninety (90) days immediately preceding such solicitation or hire (unless such employee’s employment or business relationship with Purchaser, the Company or any of its Subsidiaries, as applicable, was terminated by Purchaser, the Company or any of its Subsidiaries), or (ii) knowingly encourage any employee of Purchaser, the Company or any of its Subsidiaries, or any person who was an employee or independent contractor of Purchaser, the Company or any of its Subsidiaries in the ninety (90) days immediately preceding such encouragement, to discontinue employment with Purchaser, the Company or any of its Subsidiaries (unless such employee’s or independent contractor’s employment or business relationship with Purchaser, the Company or any of its Subsidiaries, as applicable, was terminated by Purchaser, the Company or any of its Subsidiaries); provided, that neither Lakestar nor Seller shall be prevented from soliciting or hiring, or taking any other action with respect to any such individual who responds to general or public solicitation not targeted at employees of Purchaser, the Company or any of its Subsidiaries or is referred by search firms, employment agencies or similar entities so long as such entities have not been instructed by Seller or Lakestar to target employees of Purchaser, the Company or any of its Subsidiaries; provided, further, that neither Lakestar nor Seller shall be restricted from engaging in general or public solicitations or advertising not targeted at any such Persons described above or from using search firms, employment agencies or similar entities so long as such entities have not been instructed by Seller or Lakestar to target employees of Purchaser, the Company or any of its Subsidiaries.

(b) During the Restricted Period, neither Lakestar nor Seller shall, and shall instruct their respective Affiliates operating in the semiconductor industry not to, directly or indirectly, knowingly induce or knowingly attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Purchaser, the Company or any of its Subsidiaries to cease doing business with Purchaser, the Company or any of its Subsidiaries, or in any way knowingly and intentionally interfere with the relationship between any such customer, supplier, licensee or business relation and Purchaser, the Company or any of its Subsidiaries.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

ARTICLE IX.

CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations of Purchaser, Seller and the Company. The obligations of Purchaser, Seller and the Company to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(b) There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Closing.

9.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Purchaser:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Lakestar, Seller and the Company contained in this Agreement (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein), other than the representations and warranties set forth in Section 3.1 (Corporate Organization of the Company), Section 3.2 (Subsidiaries), Section 3.3 (Due Authorization), Section 3.4(a)(ii) (No Conflict), Section 3.6 (Capitalization), 3.15 (Broker’s Fees), Section 3.20 (Affiliate Agreements), Section 4.1 (Corporate Organization of Lakestar and Seller), Section 4.2 (Due Authorization), Section 4.3(a)(ii) (No Conflict), Section 4.4 (Ownership) and Section 4.6 (Broker’s Fees) (collectively, the “Fundamental Representations”) and Section 3.19(a) (No Material Adverse Effect), shall be true and correct as of the Closing Date, as if made anew at and as of that time, except (A) with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and (B) for, in each case, any inaccuracies or omissions that would not reasonably be expected to have a Material Adverse Effect.

(ii) The representations and warranties of the Company contained in Section 3.19(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iii) Each of the Fundamental Representations shall be true and correct, except for de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Each of the covenants of Seller and the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) The Company shall have delivered to Purchaser a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d) Seller shall have delivered to Purchaser a duly executed certificate satisfying the requirements of Section 1445(b)(2) of the Code and Section 1.1445-2(b)(2) of the U.S. Treasury Regulation stating that Seller is not a foreign person and a properly executed IRS Form W-9 from Seller.

(e) At least seventy-five percent (75%) of the holders of outstanding Vested SARs and Unvested SARs who are offered employment by Purchaser shall have accepted such offer of employment by Purchaser pursuant to Section 7.2(a).

(f) Seller shall have delivered the IRS Form 8023 appropriately executed and with Seller’s information completed as described in Section 8.4(i)(iii).

9.3 Conditions to the Obligations of the Company and Seller. The obligation of the Company and Seller to consummate the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Purchaser contained in this Agreement (without giving effect to any materiality qualification therein), other than the representations and warranties set forth in the first sentence of Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), Section 5.3(a)(ii) (No Conflict), Section 5.7 (Broker’s Fees) (collectively, the “Purchaser Fundamental Representations”), shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time, except (i) with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and (ii) for, in each case, any inaccuracies or omissions that have not and would not adversely affect or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b) Each of the Purchaser Fundamental Representations shall be true and correct, except for de minimus inaccuracies, as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(c) Each of the covenants of Purchaser to be performed as of or prior to the Closing shall have been performed in all material respects.

(d) Purchaser shall have delivered to the Company a certificate signed by an officer of Purchaser, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b), and Section 9.3(c) have been fulfilled.

ARTICLE X.

TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Seller, on the one hand, and Purchaser, on the other hand;

(b) prior to the Closing, by written notice to the Company from Purchaser if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Lakestar, Seller or the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by Lakestar, Seller or the Company, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to fifteen (15) days (or any shorter period of the time that remains between the date Purchaser provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Purchaser of such breach, but only as long as Lakestar, Seller or the Company, as applicable, continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective until, and such termination shall become effective only if, the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before December 8, 2017 (the “Termination Date”); provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if Purchaser’s breach of any of its representations, warranties, covenants or agreements under this Agreement in any manner has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (iii) there shall be any Law that shall make illegal the consummation of the transactions contemplated by this Agreement or a Governmental Authority shall have enacted, issued, promulgated or entered a Governmental Order prohibiting, enjoining or restraining the transactions contemplated hereby and such Governmental Order shall have become final and non-appealable;

(c) prior to the Closing, by written notice to Purchaser from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, such that the conditions specified in Section 9.3(a), Section 9.3(b), or Section 9.3(c) would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if any such Terminating Purchaser Breach is curable by Purchaser through the exercise of its commercially reasonable efforts, then, for a period of up to fifteen (15) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Purchaser of notice from the Company of such breach, but only as long as Purchaser continues to exercise such commercially reasonable efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective until, and such termination shall become effective only if, the Terminating Purchaser Breach is not cured within the Purchaser Cure Period, (ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if Seller’s or the Company’s breach of any of their respective representations, warranties, covenants or agreements under this

Agreement in any manner has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, that notwithstanding the foregoing, it is understood and agreed that a breach by Lakestar, Seller or the Company of Section 6.3 shall not be deemed to be the cause of, or resulted in, the failure of the Closing to occur before the Termination Date unless the Debt Financing has not been obtained as a direct result of an intentional and willful material breach by the Company of its obligations under Section 6.3, or (iii) there shall be any Law that shall make illegal the consummation of the transactions contemplated by this Agreement or a Governmental Authority shall have enacted, issued, promulgated or entered a Governmental Order prohibiting, enjoining or restraining the transactions contemplated hereby and such Governmental Order shall have become final and non-appealable; and

(d) by the Company by giving written notice to Purchaser at any time prior to the Closing if (i) all of the conditions set forth in Section 9.1 and Section 9.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has indicated in writing to Purchaser that all of the conditions set forth in Section 9.1 and Section 9.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Company, (iii) the Company is prepared to consummate the Closing, and (iv) Purchaser fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.4.

(e) by Purchaser by giving written notice to the Company at any time prior to the Closing if (i) all of the conditions set forth in Section 9.1 and Section 9.3 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) Purchaser has indicated in writing to the Company that all of the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by Purchaser, (iii) Purchaser is prepared to consummate the Closing, and (iv) the Company fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.4.

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders, employees or representatives other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The indemnification and reimbursement obligations under Section 6.3 (Required Company Information; Cooperation) and the provisions of this Section 10.2 (Effect of Termination), Section 12.4 (Rights of Third Parties), Section 12.5 (Expenses), Section 12.6 (Governing Law), Section 12.11 (Publicity), Section 12.13 (Jurisdiction; Waiver of Trial by Jury), and Section 12.16 (Acknowledgement and Waiver) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI.

INDEMNIFICATION

11.1 Survival of Representations, Warranties and Covenants. Except as provided below, each representation and warranty and any certificate related to any such representation and warranty shall survive the Closing and continue in full force and effect until 11:59 p.m. Eastern time on September 30, 2018; provided, however, that (a) the Fundamental Representations shall survive the Closing and continue in full force and effect until 11:59 p.m. Eastern time on the five (5) year anniversary of the Closing Date, (b) the representations and warranties contained in Section 3.18 (Environmental Matters) (the “Environmental Representations”) shall survive the Closing and continue in full force and effect until 11:59 p.m. Eastern time on the two (2) year anniversary of the Closing Date, (c) the representations and warranties contained in Section 3.21 (Intellectual Property) shall survive the Closing and continue in full force and effect until 11:59 p.m. Eastern time on the two (2) year anniversary of the Closing Date, and (d) the representations and warranties contained in Section 3.14 (Taxes) and, to the extent related to Tax matters, Sections 3.12(c), (d), (i), (j), and (m) (Company Benefit Plans) (each, a “Tax Representation” and, collectively, the “Tax Representations”) shall survive the Closing and continue in full force and effect until 11:59 p.m. Eastern time on the sixtieth (60th) day after the expiration of the applicable statutes of limitations with respect to the liability or obligation in question (giving effect to any tolling, mitigation, extensions or waivers thereof). The indemnification obligations set forth in: (A) Section 11.2(a)(x) (Known Litigation Matters) shall survive the Closing and continue in full force and effect until 11:59 p.m. Eastern time on the two (2) year anniversary of the Closing Date; (B) Section 11.2(a)(xi) (Known Potential Litigation) shall survive the Closing and continue in full force and effect until 11:59 p.m. Eastern time on the two (2) year anniversary of the Closing Date; (C) Section 11.2(a)(viii) (Remediation of Known Environmental Conditions) and Section 11.2(a)(ix) (Non-Toxic Tort Claims arising from Known Environmental Conditions) shall survive the Closing and continue in full force and effect until 11:59 p.m. Eastern time on the five (5) year anniversary of the Closing Date; and (D) Section 11.2(a)(vii) (Indemnified Taxes) shall survive the Closing and continue in full force and effect until 11:59 p.m. Eastern time on the sixtieth (60th) day after the expiration of the applicable statutes of limitations with respect to the liability or obligation in question (giving effect to any tolling, mitigation, extensions or waivers thereof). All other covenants set forth in this Agreement shall survive until such covenant is performed, except to the extent of any fixed duration set forth therein (including, for the avoidance of doubt, with respect to the fixed duration of the covenants relating to certain of Seller’s indemnification obligations specified in the immediately preceding sentence). No Indemnification Claim may be asserted pursuant to this Agreement unless (x) on or before the applicable Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XI, specifying, in reasonable detail, the basis of the claim, and (y) such claim is made in respect of Damages specified, in reasonable detail, and incurred prior to the applicable Survival Expiration Date or, to the extent arising out of an Indemnification Claim asserted in writing prior to the applicable Survival Expiration Date, such Indemnification Claim is made in respect of a reasonably estimated amount of Damages reasonably expected to arise in connection with such claim.

11.2 Indemnification.

(a) Subject to Section 11.1 and Section 11.5, from and after the Closing, Lakestar and Seller shall, on a joint and several basis, indemnify, defend and hold harmless Purchaser, its Subsidiaries and their respective Affiliates, members, equityholders, officers, directors, managers, employees, agents, representatives, successors and assignees (collectively, the “Purchaser Indemnified Parties”) for any and all Damages to the extent arising from (i) any breach of any representation or warranty the Company has made in Article III of this Agreement, (ii) any breach of any representation or warranty Lakestar or Seller has made in Article IV of this Agreement, (iii) any breach of any covenant or agreement contained in this Agreement requiring performance by Seller or the Company prior to or at the Closing or by Seller after the Closing, (iv) solely to the extent not accounted for in the calculation of Closing Cash Consideration, the Vested SARs Settlement Amount or Seller Proceeds, in each case, as finally determined pursuant to Section 2.6, any of (A) the New Unvested SARs, plus any amount for employer Taxes related directly to the New Unvested SARs or (B) solely to the extent not previously paid by Seller to Purchaser pursuant to Section 2.7, the amount, if any, of the Unvested SARs Settlement Amount as set forth in the Unvested SARs Statement (reduced by the Forfeited Unvested SARs Amount) in excess of $10.0 million (without taking into consideration the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) related thereto in the calculation of such $10.0 million), plus the Seller Unvested SARs Employer Tax Amount, if any, (v) solely to the extent not accounted for in the calculation of Closing Cash Consideration, any amount of liability arising from the Closing Date Indebtedness, as finally determined pursuant to Section 2.6, (vi) solely to the extent not accounted for in the calculation of Closing Cash Consideration, any amount of liability arising from Company Expenses, as finally determined pursuant to Section 2.6, (vii) any Indemnified Taxes, (viii) fifty percent (50%) of any amount of any investigation, remediation, monitoring and operation and maintenance costs arising from the Known Environmental Conditions in excess of $2,300,000, but not including Damages related to Third Party Claims arising from toxic tort claims for alleged property or personal injury arising from the Known Environmental Conditions, (ix) fifty percent (50%) of any amount of any Damages related to Third Party Claims arising from the Known Environmental Conditions other than Third Party Claims arising from toxic tort claims for alleged property or personal injury arising from the Known Environmental Conditions, (x) fifty percent (50%) of any Damages arising from the Known Litigation Matters, but solely to the extent that such Damages exceed $1,000,000 in the aggregate, or (xi) fifty percent (50%) of any Damages (which, for the avoidance of doubt, shall exclude damages based on loss of enterprise value, damage to reputation, loss relating to lost opportunity or loss of goodwill or lost revenue or lost profits) solely related to Third Party Claims directly related to the Known Potential Litigation. For the avoidance of doubt, with respect to any liability related to Unvested SARs, Purchaser shall be responsible for the first $10.0 million (without taking into consideration the employer portion of any and all payroll and employment Taxes (including social security, Medicare and unemployment) related thereto in the calculation of such $10.0 million) of the Unvested SARs Settlement Amount (after taking into consideration the Forfeited Unvested SARs Amount) plus the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) related to the payment of such first $10.0 million of the Unvested SARs Settlement Amount, and Seller shall be responsible for any amount of the Unvested SARs Settlement Amount (after taking into consideration the Forfeited Unvested SARs Amount) in excess of $10.0 million (without taking into consideration the employer portion of any and all payroll and employment Taxes (including social security, Medicare and unemployment) related thereto in the calculation of such amount in excess of $10.0 million) plus the Seller Unvested SARs Employer Tax Amount, if any.

(b) Subject to Section 11.5, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Lakestar, Seller and their respective Affiliates, members, equityholders, officers, directors, managers, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) for any and all Damages to the extent arising from (i) any breach of any representation or warranty Purchaser has made in this Agreement, or (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by Purchaser prior to or at the Closing or by Purchaser or the Company after the Closing.

11.3 Third Party Claim Procedures.

(a) Upon receipt of any notice of an Action by a third party that may give rise to an Indemnification Claim by a Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Action (to the extent practicable), and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 11.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 11.3(a) prior to the applicable Survival Expiration Date.

(b) An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any Indemnification Claim relating to a third party claim (a “Third Party Claim”) (except for any Tax Contest Claim, which, notwithstanding anything to the contrary in this Section 11.3, shall be exclusively governed by Section 8.4(d)) with counsel of the Indemnitor’s choice; provided, that the Indemnitor shall not be entitled to assume control of such defense and the reasonable and documented fees and expenses of counsel retained by the Indemnified Party in connection with such defense shall constitute Damages hereunder (i) if the claim for indemnification relates to or arises in connection with any criminal Action, indictment or allegation; (ii) with respect to the defense of the Known Litigation Matters (provided, that Purchaser agrees that the outside legal counsel currently representing the Company with respect to the Known Litigation Matters will not be removed or replaced without the prior written consent of Seller (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or any Third Party Claim involving the Known Potential Litigation; (iii) if the claim seeks an injunction or equitable relief against the Indemnified Party; (iv) if, for the avoidance of doubt, the Third Party Claim involves the Known Environmental Conditions in which case Purchaser shall have sole control and management authority over the resolution of such claim, subject to Purchaser complying with the conditions set forth in Section 11.4(b); (v) if upon petition by the Indemnified Party, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (vi) if the Indemnified Party shall have reasonably concluded (in the opinion of counsel) that there is an actual conflict of interest between the Indemnified Party and the Indemnitor in the conduct of such defense. In the event the Indemnitor elects to conduct the defense of a Third Party Claim pursuant to this Section 11.3, the Indemnitor may settle or compromise any such Third Party Claim, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Third Party Claim) and/or the settlement of such Third Party Claim by the Indemnitor; provided, however, that the Indemnitor will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the Indemnified Party’s prior written approval (which approval shall not be unreasonably conditioned, withheld, delayed or denied), unless the terms of such settlement (i) do not involve injunctive or other equitable relief shall be imposed against the Indemnified Party, (ii) provide for a complete and unconditional release of the claims that are the subject of such Third Party Claim in favor of the Indemnified Party without any liabilities or obligations (including continuing liabilities or obligations) with respect to such claims, without prejudice. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not thereafter promptly assume such defense or is not permitted to assume such defense pursuant to the terms of this Section 11.3(b), then the Indemnified Party may conduct the defense of such Third Party Claim; provided, however, that, (x) until the later of the applicable Survival Expiration Date or the date upon which the Indemnitor has no further potential indemnification obligations with respect to such Third Party Claim, the Indemnified Party will keep the Indemnitor reasonably informed of any material developments and, on a reasonably regular basis, the status of any such Third Party Claim, and (y) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim (other than with respect to the adoption or implementation of the existing “pilot” remediation plan arising from the Known Environmental Conditions with respect to which Seller shall have no consent rights) without the prior written consent of the Indemnitor (which consent shall not be unreasonably conditioned, withheld, delayed or denied).

(c) In circumstances where the Indemnitor is controlling the defense of a Third Party Claim in accordance with Section 11.3(b), the Indemnified Party shall be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party. To the extent there is a conflict between this Section 11.3 and Section 8.4(d), the provisions of Section 8.4(d) shall control with respect to any Tax matter.

(d) At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates (including Indemnification Claims made pursuant to Section 11.4). All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

11.4 Direct Claim Procedures; Remediation.

(a) In the event an Indemnified Party has a claim for indemnity under Section 11.2 against an Indemnitor that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnitor. Such notice shall set forth in reasonable detail such claim and the basis for indemnification together with any documents, communications or calculations supporting, relating to, or forming the basis of, such Indemnification Claim. Failure to notify the Indemnitor in accordance with this Section 11.4 will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (i) such failure shall have prejudiced the Indemnitor or (ii) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 11.4 prior to the applicable Survival Expiration Date.

(b) With respect to the investigation, remediation, monitoring and operation and maintenance relating to the Known Environmental Conditions, Purchaser agrees that (i) it will not seek to remove or replace the consultants, including Geosyntec Consultants, Inc., or agency responsible for overseeing same (the Santa Ana Regional Water Quality Control Board), (ii) nor will it seek to terminate the pilot field test currently in process that will ultimately assist in determining the groundwater remedy, (iii) nor will it initiate voluntary contact with any other Governmental Authority with regard to the Known Environmental Conditions unless required by Environmental Laws, in each case (i), (ii) and (iii), without the prior written consent of Seller (which consent shall not be unreasonably conditioned, withheld, delayed or denied). In addition, until the later of the applicable Survival Expiration Date or the date upon which the Indemnitor has no further potential indemnification obligations with respect to the Known Environmental Conditions, Purchaser shall keep Seller reasonably informed of any material developments and, on a reasonably regular basis, the status of the investigation, remediation, monitoring and operation and maintenance relating to the Known Environmental Conditions.

11.5 Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI will be limited as follows:

(a) Indemnification Cap. Except with respect to indemnification for Damages that relate to any breach of a Fundamental Representation, Tax Representation or the representations and warranties set forth in Section 3.12(l) (SARs Schedule) or Section 3.12(m) (Transaction Bonuses), or Fraud or willful misconduct of Lakestar or Seller, the aggregate amount of Damages for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 11.2(a)(i), Section 11.2(a)(ii), Section 11.2(a)(viii), Section 11.2(a)(ix), Section 11.2(a)(x) and Section 11.2(a)(xi) will not exceed the Indemnification Escrow Amount. The Indemnification Escrow Amount then remaining in escrow shall serve as the sole and exclusive source of payment of any Indemnification Claim pursuant to Section 11.2(a)(i) and Section 11.2(a)(ii), except with respect to indemnification for Damages that relate to any breach of a Fundamental Representation, a Tax Representation or the representations and warranties set forth in Section 3.12(l) (SARs Schedule) or Section 3.12(m) (Transaction Bonuses), or Fraud or willful misconduct of Lakestar or Seller; provided, that, any claim made by any Purchaser Indemnified Party pursuant to this Article XI related to a breach of a Fundamental Representation, a Tax Representation, or the representations and warranties set forth in Section 3.12(l) (SARs Schedule) or Section 3.12(m) (Transaction Bonuses) or Fraud or willful misconduct of Lakestar or Seller shall be (i) paid first from the Indemnification Escrow Amount then remaining in escrow and (ii) then, subject to the terms and conditions of this Section 11.5, paid directly by Seller. Any claim made by any Purchaser Indemnified Party pursuant to Section 11.2(a)(viii), Section 11.2(a)(ix), Section 11.2(a)(x) and Section 11.2(a)(xi) shall be (i) paid first from the Indemnification Escrow Amount then remaining in escrow and (ii) then, subject to the terms and conditions of this Section 11.5, paid directly by Seller (solely to the extent that all or part of the Escrow Funds have been released to Seller pursuant to Section 11.7 and only as it relates to such released Escrow Funds). Disregarding any payments of Indemnification Escrow Funds to the Purchaser Indemnified Parties, the total amount of indemnification payments that Seller shall be required to make to the Purchaser Indemnified Parties in respect of this Agreement and the transactions contemplated hereby, shall not exceed the amount of the Seller Proceeds actually received by Seller as of the date of determination. For the avoidance of doubt, the total amount of indemnification payments that Seller shall be required to make to the Purchaser Indemnified Parties, inclusive of any amounts paid from the Indemnification Escrow Funds, in respect of Section 11.2(a)(i), Section 11.2(a)(ii), Section 11.2(a)(viii), Section 11.2(a)(ix), Section 11.2(a)(x) and Section 11.2(a)(xi), shall not exceed the Indemnification Escrow Amount.

(b) Claims Basket. Except with respect to indemnification for Damages that relate to any breach of a Fundamental Representation, Tax Representation or the representations and warranties set forth in Section 3.12(l) (SARs Schedule) or Section 3.12(m) (Transaction Bonuses), or Fraud or willful misconduct of Lakestar or Seller, the Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to Section 11.2(a)(i), Section 11.2(a)(ii) and Section 11.2(a)(ix) unless and until the amount of Damages (excluding costs and expenses of the Purchaser Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Purchaser Indemnified Parties, individually or in the aggregate, exceeds $3,000,000 (the “Deductible Amount”), and the Purchaser Indemnified Parties shall only be entitled to indemnification pursuant to Section 11.2(a)(i), Section 11.2(a)(ii) and Section 11.2(a)(ix) (other than with respect to indemnification for Damages that relate to any breach of a Fundamental Representation, Tax Representation or the representations and warranties set forth in Section 3.12(l) (SARs Schedule) or Section 3.12(m) (Transaction Bonuses), or Fraud or willful misconduct of Lakestar or Seller) to the extent the aggregate amount of all Damages (excluding costs and expenses of the Purchaser Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Purchaser Indemnified Parties for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 11.2(a)(i), Section 11.2(a)(ii) and Section 11.2(a)(ix) exceeds such Deductible Amount. For the avoidance of doubt, if the Purchaser Indemnified Parties are entitled to indemnification for any Damages pursuant to Section 11.2(a)(i), Section 11.2(a)(ii) or Section 11.2(a)(ix) (other than with respect to indemnification for Damages that relate to any breach of a Fundamental Representation, Tax Representation or the representations and warranties set forth in Section 3.12(l) (SARs Schedule) or Section 3.12(m) (Transaction Bonuses), or Fraud or willful misconduct of Lakestar or Seller), the Purchaser Indemnified Parties will only be entitled to indemnification under this Article XI in respect of such Damages to the extent the aggregate amount of such Damages exceeds the Deductible Amount, and in that case, the Purchaser Indemnified Parties will only be entitled to indemnification for such Damages in excess of Deductible Amount.

(c) Damages Net of Insurance Proceeds and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries to which any Indemnified Party is actually paid in respect of any Damages incurred by such Indemnified Party. In the event any Indemnified Party or any of its Affiliates is entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Damages (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XI, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are obtained, received or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.

(d) Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XI and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against any Potential Contributor as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e) Consequential, Punitive and Certain Other Damages. No Indemnified Party shall be entitled to indemnification for any (i) consequential, indirect, incidental special, punitive or exemplary damages (except to the extent actually paid by such Indemnified Party to a third party), or (ii) diminution in value of any business. In valuing Damages, the parties agree that no adjustment shall be made as a result of any multiple, increase factor, or any premium over fair market, book, or historical value that may have been factored into Purchaser’s decisions relating to the Purchase Price, regardless of whether or not such multiple, increase factor or other premium had been used by Purchaser at the time of, or in connection with, calculating its Purchase Price or any proposal or bid relating thereto.

(f) Damages Reserved for on the Closing Balance Sheet or Included in Purchase Price. No Purchaser Indemnified Party shall be entitled to indemnification for any Damages (i) in respect of any liability or obligation accrued or reserved for on the Closing Balance Sheet, or (ii) in respect of any liability included in the calculation of Closing Cash Consideration or Seller Proceeds (or, in each case, the components thereof).

(g) No Duplicate Claims. In the event a Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Purchaser Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.

(h) Limitations on Tax Indemnification. No Purchaser Indemnified Party shall be indemnified for Damages for Taxes to the extent of any Taxes attributable to any breach of any covenant hereunder by Purchaser or its Affiliates.

(i) Materiality. For purposes of determining the amount of any indemnifiable Damages under Section 11.2(a)(i), Section 11.2(a)(ii) and Section 11.2(b)(i) resulting from the breach of any representation and warranty (but, for the avoidance of doubt, not for purposes of determining whether there has been a breach of any such representation or warranty) the terms “Material Adverse Effect,” “materiality,” or other terms of similar import or effect in any such representation and warranty shall be disregarded and given no effect.

11.6 Indemnification Sole and Exclusive Remedy. Each of the parties hereto acknowledges and agrees that, from and after the Closing, claims under this Article XI shall be the sole and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties with respect to the transactions contemplated by this Agreement, except (x) in the case of Fraud in connection with making the representations and warranties of Purchaser or Seller, as applicable, (y) in connection with a dispute or payment obligations under Section 2.6 (Post-Closing Adjustment) (such dispute or payment obligation to be governed exclusively by Section 2.6), or (z) in connection with a breach or threatened breach of the provisions of Section 7.1 (Indemnification and Insurance), Section 7.2 (Employment Matters), Section 7.4 (Resale Shelf Registration Statement), Section 8.3 (Potential IP Transaction), Section 8.4 (Tax Matters), Section 8.5 (Non-Solicitation; No Hire; Non-Disparagement) and Section 11.7 (Release of Escrow) (in which case it is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent or cure a breach or threatened breach of such provisions and to enforce specifically the terms and provisions of this Agreement pursuant to Section 12.14 (Enforcement)) (the foregoing (x) – (z), the “Exclusive Remedy Exceptions”). In furtherance of the foregoing, each of Purchaser, on behalf of itself and each of the Purchaser Indemnified Parties, and Seller, on behalf of itself and each of the Seller Indemnified Parties, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any indemnifying party relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise (except with respect to the Exclusive Remedy Exceptions). All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XI (except with respect to the Exclusive Remedy Exceptions). Without limiting the generality of the foregoing:

(a) Except as set forth in this Agreement, including the Exclusive Remedy Exceptions, Purchaser hereby waives any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);

(b) after the Closing Date, none of the Purchaser Indemnified Parties may seek the rescission of the transactions contemplated by this Agreement;

(c) the provisions of and the limited remedies provided in this Article XI were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Purchase Price;

(d) the parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement;

(e) the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at Law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and

(f) the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

For the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 2.6 shall not be considered “remedies” for purposes of this Section 11.6 and shall not be limited by the terms of this Section 11.6.

11.7 Release of Escrow. The Indemnification Escrow Funds (if any) shall be released to Seller on the second (2nd) Business Day following September 30, 2018; provided, that, if any Indemnification Claim shall have been properly asserted by any Purchaser Indemnified Party in accordance with this Agreement on or prior to the applicable Survival Expiration Date and remains pending as of 11:59 p.m. Eastern time on September 30, 2018 (any such claim, a “Pending Claim”), (i) the Indemnification Escrow Funds released to Seller shall be the amount of Indemnification Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Claim and (ii) any funds that remain in escrow following September 30, 2018 in respect of any such Pending Claim shall be released to Seller and/or Purchaser, as applicable, promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 11.7 provides for the release of Indemnification Escrow Funds, each of Purchaser and Seller shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Funds in accordance with this Section 11.7 and the Escrow Agreement.

ARTICLE XII.

MISCELLANEOUS

12.1 Waiver.

(a) Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors (or similar governing body), or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement in a writing signed by each party against whom the waiver is to be effective or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by fax or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

(a)	If to Purchaser, to:

Synaptics Incorporated

1251 McKay Drive

San Jose, CA 95131

Attention: General Counsel

Facsimile: (408) 904-2742

E-mail: legal@synaptics.com

with copies to (which shall not constitute notice):

Winston & Strawn LLP

333 South Grand Avenue, Suite 3800

Los Angeles, CA 90071

Attention: Eva Davis, Esq.

Facsimile: (213) 615-1750

Email: evadavis@winston.com

(b)	If to the Company to:

Conexant Systems, LLC

c/o CNXT Holdings, Inc.

c/o Soros Fund Management LLC

250 West 55th Street

New York, New York 10019

Attention: Jay A. Schoenfarber

Fax No.: (646) 731-5584

Email: jay.schoenfarber@soros.com

with copies to (which shall not constitute notice):

O’Melveny & Myers LLP

610 Newport Center Drive

Suite 1700

Newport Beach, CA 92660

Attention: Mark D. Peterson

Fax No.: (949) 823-6994

Email: mpeterson@omm.com

            jraney@omm.com

(c)	If to Seller, to:

CNXT Holdings, Inc.

c/o Soros Fund Management LLC

250 West 55th Street

New York, New York 10019

Attention: Jay A. Schoenfarber

Fax No.: (646) 731-5584

Email: jay.schoenfarber@soros.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

610 Newport Center Drive

Suite 1700

Newport Beach, CA 92660

Attention: Mark D. Peterson

John C. Raney

Fax No.: (949) 823-6994

Email: mpeterson@omm.com

            jraney@omm.com

or to such other address or addresses as the parties may from time to time designate in writing.

12.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, that, after giving prior written notice to Seller, Purchaser may assign its rights pursuant to this Agreement (including its rights to indemnification) to any of its lenders as collateral security with respect to financing being provided by such lender to the Purchaser; provided, further, that, in such event, Purchaser shall remain liable for all of its liabilities and obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their respective permitted successors and assigns, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.1 (Indemnification and Insurance), (ii) the Seller Indemnified Parties and the Purchaser

Indemnified Parties are intended third-party beneficiaries of, and may enforce, of Article XI (Indemnification), (iii) from and after the Closing, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.5 (Expenses), and (iv) OMM is an intended third-party beneficiary of, and may enforce, Section 12.16 (Acknowledgement and Waiver).

12.5 Expenses. Except as otherwise provided herein (including with respect to Section 2.5(b)(iv) (Estimated Company Expenses), Seller shall bear Company Expenses, and Seller and Lakestar, on the one hand, and Purchaser, on the other hand, shall bear their own expenses incurred in connection with this Agreement and the transactions herein contemplated, in each case whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Independent Accountant, if any, shall be paid in accordance with Section 2.6.

12.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of choice of laws or conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.8 Schedules and Annexes; Certain Notices. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(a) The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.

(b) During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement in accordance with Article X, Purchaser shall promptly advise Lakestar, Seller and the Company in writing if it becomes aware of any circumstance, event or action the existence of which could reasonably be expected, individually or in the aggregate, to result in the failure of any of the conditions set forth in Section 9.1 or Section 9.2 to the Company’s and Seller’s obligations to be satisfied.

(c) During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement in accordance with Article X, Seller and the Company shall advise Purchaser in writing if, Seller or the Company obtains knowledge of any circumstance, event or action the existence of which could reasonably be expected, individually or in the aggregate, to result in the failure of any of the conditions set forth in Section 9.1 or Section 9.3 to Purchaser’s obligations to be satisfied.

12.9 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement) and that certain Confidentiality Agreement, dated as of August 11, 2016 by and between Purchaser and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement (including the Disclosure Schedules and Annexes thereto), the Escrow Agreement and the Confidentiality Agreement.

12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

12.11 Publicity.

(a) All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Purchaser and Seller, unless such communications are required by applicable Law (in which case, unless prohibited by Law, the parties shall consult with each other prior to making such disclosure and will consider in good faith any comments provided by the other party).

(b) Notwithstanding anything to the contrary in Section 12.11(a), Purchaser agrees that in connection with the transactions contemplated hereby, before and after Closing, neither Purchaser nor any of its Affiliates, employees or representatives, may, directly or indirectly, use or refer to Seller or Lakestar name or the name of any of their respective Affiliates, for any purpose whatsoever, without the prior written consent of Seller with respect to each such use or reference.

12.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall negotiate in good faith to amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the original intent of the parties.

12.13 Jurisdiction; WAIVER OF TRIAL BY JURY. Subject to Section 12.6(b), any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.14 Enforcement.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, prior to Closing or the valid termination of this Agreement in accordance with Section 10.1 (for all aspects of this Agreement), and on and after Closing (solely with respect to the Exclusive Remedy Exceptions), (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of Lakestar, Seller, the Company or Purchaser would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that, on or prior to Closing or the valid termination of this Agreement in accordance with Section 10.1 (for all aspects of this Agreement) and on and after Closing (solely with respect to the Exclusive Remedy Exceptions), any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction.

(b) To the extent any party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by the greater of (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

12.15 Non-Recourse. Without limiting the rights of the Company under and to the extent permitted under Section 12.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the Company under and to the extent permitted under Section 12.14, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement party), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Lakestar, Seller, the Company or Purchaser under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.16 Acknowledgement and Waiver.

(a) It is acknowledged by each of the parties hereto that Seller and the Company have retained O’Melveny & Myers LLP (“OMM”) to act as their counsel in connection with the transactions contemplated hereby and that OMM has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Purchaser and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of OMM’s representation of the Company and Seller related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among OMM and the Company, Seller, Lakestar and/or their respective Affiliates related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company and its Subsidiaries and OMM related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to Seller, (ii) the Company and its Subsidiaries hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Company and its Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 12.16 and the Company and its Subsidiaries acknowledge and agree that all such rights shall reside with Seller.

(b) Purchaser and the Company agree that, notwithstanding any current, prior or future representation of the Company by OMM, OMM shall be allowed to represent Seller, Lakestar or any of their respective Affiliates in any matters and disputes adverse to Purchaser or the Company that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Purchaser and the Company hereby waive any conflicts or claim of privilege that may arise in connection with such representation. Further, Purchaser and the Company agree that, in the event that a dispute arises after Closing between Purchaser or the Company and Seller, Lakestar or any of their respective Affiliates, OMM may represent Seller, Lakestar or such Affiliate in such dispute even though the interests of Seller, Lakestar or such Affiliate may be directly adverse to Purchaser or the Company and even though OMM may have represented the Company in a matter substantially related to such dispute.

(c) Purchaser acknowledges that any advice given to or communication with Seller, Lakestar or any of their respective Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by Seller, Lakestar and any such Affiliate of each such party. Purchaser and the Company each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than OMM.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

SYNAPTICS INCORPORATED
By:	/s/ Richard A. Bergman
Name:	Richard A. Bergman
Title:	President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

CNXT HOLDINGS, INC.
By:	/s/ Jay Schoenfarber
Name:	Jay Schoenfarber
Title:	President

[Signature Page to Securities Purchase Agreement]

LAKESTAR SEMI, INC.
By:	/s/ Jay Schoenfarber
Name:	Jay Schoenfarber
Title:	Vice President and Secretary

[Signature Page to Securities Purchase Agreement]

CONEXANT SYSTEMS, LLC
By:	/s/ Jan Johannessen
Name:	Jan Johannessen
Title:	Chief Executive Officer, Chief Financial
Officer and Chief Operations Officer

[Signature Page to Securities Purchase Agreement]